UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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PTC INC.
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PTC INC.
NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 5, 2014
8:00 a.m. Eastern Standard Time
The Ritz-Carlton Hotel & Resort 280 Vanderbilt Beach Road Naples, Florida 34108

Proposals to be voted on at the Annual Meeting
Proposal	Board Recommendation
Elect three directors to serve for the next three years.	FOR
Advisory vote to approve the compensation of our named executive officers (say-on-pay).	FOR
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR
Approve an amendment to our By-Laws requiring certain stockholder lawsuits to be tried in Massachusetts.	FOR
Other matters that are properly brought before the meeting may also be considered.
Stockholders at the close of business on January 6, 2014 are entitled to vote.
Please vote your shares in advance of the meeting, even if you plan to attend the meeting. Your broker will not be able to vote your shares with respect to the election of directors or the say-on-pay vote unless you have given your broker specific instructions to do so. You may vote your shares by Internet, by telephone or, if you have requested a proxy card, by mail.
By Order of the Board of Directors
AARON C. VON STAATS
Secretary
Needham, Massachusetts
January 22, 2014

Directions to the Ritz-Carlton Hotel & Resort • Naples • Florida
From the North:
I-75 South to Exit 111 (Immokalee Road). Take Exit 11. Turn right onto Immokalee Road (State Road 846). Proceed 3 1/2 miles west until you reach the intersection of Immokalee Road and U.S. 41 (Tamiami Trail). Turn left onto U.S. 41; proceed one mile to the Vanderbilt Beach Road Intersection. Turn right onto Vanderbilt Beach Road. Proceed for one mile. Turn left onto Ritz-Carlton Drive. The hotel will be on the right.

From the East:
I-75 North (toward Naples) to Exit 107 (Pine Ridge Road). Take Exit 107 and turn left onto Pine Ridge Road. Proceed until you reach the intersection of Airport Pulling Road. Turn right onto Airport Pulling Road. Turn left onto Vanderbilt Beach Road and proceed for three miles. Turn left onto Ritz-Carlton Drive. The hotel will be on the right.

Important Notice of the Internet Availability of Proxy Materials
The Proxy Statement and our 2013 Annual Report are available to stockholders at www.proxyvote.com.

PTC Inc. Proxy Statement        Page | i

We made this proxy statement available to stockholders on January 22, 2014.

PTC Inc. Proxy Statement        Page | ii

2014 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information you should consider. You should read the entire proxy statement before voting. For more complete information regarding PTC’s 2013 performance, you should read our Annual Report on Form 10-K, which accompanies this proxy statement.

MATTERS TO BE VOTED ON AT THE MEETING
PROPOSAL	BOARD RECOMMENDATION	PAGE NO.
Elect three directors to serve for the next three years.	FOR ALL NOMINEES	5
Advisory vote to approve the compensation of our named executive officers (say-on-pay).	FOR	15
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR	41
Approve an amendment to our By-Laws requiring certain stockholder lawsuits to be tried in Massachusetts.	FOR	43

DIRECTOR NOMINEES
NOMINEE	INDEPENDENCE	COMMITTEES	DIRECTOR SINCE
Janice Chaffin	Independent	None	2013
Paul Lacy	Independent	Chair, Corporate Governance Committee Audit Committee Compensation Committee	2009
James Heppelmann	Not Independent President and CEO PTC	None	2008
All director nominees attended at least 99% of the meetings of the Board and of the committees on which they serve held during their current term.

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2014 Proxy Statement Summary

2013 EXECUTIVE COMPENSATION(1)
EXECUTIVE	FISCAL 2013	FISCAL 2012	% CHANGE
James Heppelmann President, Chief Executive Officer	$6,507,640	$6,909,766	(5.820)%
Jeffrey Glidden EVP, Chief Financial Officer	$2,597,628	$2,965,575	(12.410)%
Barry Cohen EVP, Strategy	$2,589,978	$2,958,075	(12.440)%
Marc Diouane EVP, Global Services and Partners	$2,065,121	$2,211,760	(6.630)%
Robert Ranaldi EVP, Global Sales and Distribution	$2,057,640	(2)	(2)
(1) Compensation for PTC’s CEO, CFO and three most highly compensated officers for 2013 (“named executive officers” or “NEOs”). Compensation consists of salary paid, performance-based bonus paid, grant date value of RSUs granted, 401(k) Plan matching contributions and, for Mr. Diouane, amounts associated with his overseas service. Refer to “Compensation Discussion and Analysis” on page xx and “Executive Compensation” on page xx for more detailed information.
(2) Mr. Ranaldi was not a named executive officer for 2012.

PRICEWATERHOUSECOOPERS LLP SERVICES AND FEES
TYPE OF PROFESSIONAL SERVICE	FISCAL 2013	FISCAL 2012
Audit Fees	$ 3,886,500	$3,497,800
Audit-Related Fees(1)	$ 747,800	$390,000
Tax Fees(2)	$ 2,390,800	$1,838,800
All Other Fees(3)	$ 1,800	$1,800
(1) Consists principally of fees for services related to financial due diligence in connection with acquisition targets and consultations concerning financial accounting and reporting standards.
(2) Consists principally of fees related to tax compliance, tax planning and tax advice services and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees) as follows:

Type of Tax Service	Fiscal 2013	Fiscal 2012
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$567,300	$356,900
Tax compliance services related to PTC's expatriate employees	713,100	725,000
Other tax services including tax planning and advice services and assistance with tax audits	1,110,400	756,900
Total	$2,390,800	$1,838,800

(3) Consists of fees for accounting research software.
Refer to Proposal 3 on page 41 for more information about PricewaterhouseCoopers LLC’s services.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why This Proxy Statement Was Made Available to You.  As a stockholder, you have the right to attend and vote at the Annual Meeting of Stockholders. If you attend the meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. The proxy statement explains the proposals to be voted on at the Annual Meeting.
You have one vote for each share of common stock that you owned at the close of business on the record date, January 6, 2014. On that date, there were xxx,xxx,xxx shares of our common stock outstanding. Common stock is our only class of voting stock.
Proposals to be Voted on at the Meeting; Votes Required. The proposals scheduled to be voted on at the meeting, the Board’s recommendations for how you should vote, the votes required on each of the proposals, and whether broker discretionary voting on the proposal is allowed are set forth below.

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed
Elect three directors to serve for the next three years.	FOR	Plurality(1)	No
Advisory vote to approve the compensation of our named executive officers.	FOR	Majority Votes Cast	No
Confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR	Majority Votes Cast	Yes
Approve an amendment to our By-Laws requiring certain stockholder lawsuits to be tried in Massachusetts.	FOR	Majority Shares Outstanding	Yes
(1) PTC has a majority voting policy under which a director that receives more “Withhold” votes than “For” votes is required to tender his or her resignation and the board is required to evaluate the proposed resignation and announce its decision with respect to such resignation.

“Plurality” means that the nominees for director receiving the greatest number of votes will be elected.
“Majority Votes Cast” means that a proposal that receives an affirmative majority of the votes cast will be approved.
"Majority Shares Outstanding" means that a proposal that receives an affirmative majority of the shares outstanding will be approved.
“Broker Discretionary Voting” occurs when a broker does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal on which it is permitted to vote.
Effect of Abstentions and Broker Non-Votes. If you abstain from voting on any of the proposals, or if your broker or bank does not vote on any proposal because it has not received instructions from you and is not permitted to vote in its discretion (a broker non-vote), it will not count as a vote for or against any proposal.
Voting by Proxy.  You may vote by proxy using the Internet or the telephone by following the instructions on your notice or your proxy card, as applicable. If you requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.
Please note that there are separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.
When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares in accordance with the Board’s recommendations as set forth above. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

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Information About the Annual Meeting and Voting

Whether you plan to attend the Annual Meeting or not, we encourage you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under “Revoking Your Proxy” and “How You May Vote in Person.”
Revoking Your Proxy.  You may change your vote after you have voted as described below.
Registered Stockholders. You may revoke your proxy by following any of these procedures:

•	If you voted by Internet or telephone, vote again using the Internet or telephone (which will supersede your earlier vote); or

•	If you voted by executing a proxy card, send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to PTC’s Secretary at the address indicated under “Stockholder Proposals and Nominations,” or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.
Street Name Holders. You must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm or bank directly for more information on those procedures.
Voting in Person.  You may attend the Annual Meeting and vote by ballot. If your shares are held in street name, you will need to obtain a “legal proxy” from the holder of record in order to be able to vote at the Annual Meeting.
Confidentiality of Voting and Tabulation of the Votes.  We keep all the proxies, ballots and voting tabulations confidential. The Inspector of Election will forward to management any written comments that you make on the proxy card without providing your name.
Disclosure of Voting Results.  We will provide the voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting.
Costs of Soliciting Proxies.  PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.
Obtaining a Copy of Our Annual Report on Form 10-K. A copy of our Annual Report on Form 10-K for the year ended September 30, 2013 was made available with this proxy statement. You may obtain another copy of our Annual Report on Form 10-K free of charge on our website at www.ptc.com or by contacting PTC Investor Relations at:
Investor Relations
PTC Inc.

140 Kendrick Street	Phone: (781) 370-5000

Needham, MA 02494-2714	Email: ir@ptc.com
Questions?  If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.
Stockholders Sharing the Same Surname and Address.  In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address received only one copy of the notice or materials. This practice reduces duplicate mailings and saves printing and postage costs and natural resources. If you would like to receive a separate copy of the notice, our annual report and/or proxy statement or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request. Stockholders receiving multiple copies at the same address may request that they receive only one. To do so, please submit your request to the address or phone number that appears on your notice or proxy card.

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PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes with staggered three-year terms. The terms of the Class III directors – Janice Chaffin, James Heppelmann, and Paul Lacy – expire at this year’s annual meeting. The Corporate Governance Committee has recommended to the Board, and the Board has nominated, Ms. Chaffin and Messrs. Heppelmann and Lacy for reelection to a three year term expiring at the 2017 Annual Meeting of Stockholders. The Class I and Class II directors will continue in office following the Annual Meeting.
Information about Our Directors. Information about each of the director nominees and continuing directors, including their experience, qualifications and skills that led the Corporate Governance Committee and the Board to conclude that the director should serve as a director of the company, is discussed below. Also discussed is the selection process for Ms. Chaffin, who was elected to the Board in August 2013. Additional information about the Corporate Governance Committee’s process for selecting and evaluating director nominees is described under “CORPORATE GOVERNANCE, Corporate Governance Committee.” Information about the directors’ PTC stock ownership is set forth in “INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP, Stock Owned by Directors and Officers.”
Independence of Our Directors. Our Board of Directors has determined that all of our directors except Mr. Heppelmann (our President and Chief Executive Officer) and Professor Porter (who has a consulting agreement with PTC as described in “Transactions with Related Persons”) are “Independent” under applicable NASDAQ rules. None of the independent directors, to our knowledge, had any business, financial, family or other type of relationship with PTC or its management, other than as a director and stockholder, that would impact their independence.
The Board of Directors recommends that you vote FOR the election of Janice Chaffin, James Heppelmann and Paul Lacy as Class III directors.

Nominees for Election at the 2014 Annual Meeting of Stockholders
Class III Directors	Director Since	Term Expires
Janice D. Chaffin, age 59	2013	2014
Group President, Consumer Business Unit (Retired), Symantec Corporation, a provider of security, backup and availability solutions. Ms. Chaffin served as Group President, Consumer Business Unit of Symantec from April 2007 to March 2013. Prior to that, she served as Chief Marketing Officer of Symantec from 2003 to 2007.
Ms. Chaffin is also a director of International Game Technology, a position she has held since September 2010.
Ms. Chaffin was elected in August 2013 after a search conducted by the Corporate Governance Committee. The search was conducted with the assistance of a professional search firm retained by the Committee. The search firm used the criteria provided by the Committee, which included technology industry and marketing experience, to identify potential candidates. Members of the Committee, the Board and executive management met with Ms. Chaffin to assess the qualifications and experience she would bring to the Board. All concurred that Ms. Chaffin is well-qualified to serve on the board as a result of her experience at Symantec and, prior to that, her experience at Hewlett-Packard Company (1981 to 2003), where she held a variety of marketing and business management positions. Ms. Chaffin has leadership and management skills and significant marketing experience that the Board believes will be valuable to the Board and PTC.
Ms. Chaffin attended 100% of the Board meetings held during her current term.

James E. Heppelmann, age 49	2008	2014
President and Chief Executive Officer of PTC since October 2010. Mr. Heppelmann was President and Chief Operating Officer of PTC from March 2009 to September 2010, Executive Vice President and Chief Product Officer of PTC from February 2003 to February 2009, and Executive Vice President, Software Solutions and Chief Technology Officer of PTC from June 2001 to January 2003. Mr. Heppelmann joined PTC in 1998.
Through his positions with PTC and through his significant prior experience in the product development software industry (including as founder and President of Windchill Technology, which was acquired by PTC), Mr. Heppelmann has gained significant leadership, management and operating experience, extensive knowledge of PTC’s products and services and of the markets in which PTC competes, and technical, financial, strategic and marketing expertise. In his first year as President and Chief Executive Officer of PTC (2011), PTC achieved its then highest revenue year in PTC’s history and improved operating margins. He has also established a management team to support his vision and drive for excellence. Mr. Heppelmann was instrumental in identifying and achieving the successful acquisitions of Servigistics, Inc. and MKS Inc., key strategic acquisitions for PTC in fiscal 2013 and 2011.
Mr. Heppelmann attended 100% of the Board meetings during his current term.

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Proposal 1: Election of Directors

Class III Directors, Cont’d.	Director Since	Term Expires
Paul A. Lacy, age 66	2009	2014
President (Retired), Kronos Incorporated, a global enterprise software company. Mr. Lacy served as President and Secretary of Kronos from May 2006 through June 2008. Prior to that, Mr. Lacy served as President, Chief Financial and Administrative Officer, Treasurer and Secretary of Kronos from November 2005 through April 2006, and as Executive Vice President and Chief Financial and Administrative Officer of Kronos from April 2002 through October 2005.
During his tenure at Kronos, Kronos grew from a $26 million hardware company into a $662 million public global enterprise software company and Mr. Lacy gained significant public company software experience. As a result of his experience at Kronos, Mr. Lacy possesses leadership, management and operating experience and significant financial, accounting and corporate governance expertise.
Mr. Lacy attended 100% of the meetings of the Board and 98% of the meetings of the committees on which he serves during his current term (missing one re-scheduled meeting due to a prior commitment).

Continuing Directors
Class I Directors	Director Since	Term Expires
Donald K. Grierson, age 79	1987	2015
Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from September 2002 to November 2004 and from 1991 to March 2001. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002.
Mr. Grierson has significant leadership, management and operating experience, as well as financial, strategic and corporate governance expertise as a result of his service as the chief executive officer of ABB Vetco International and ABB Vetco Gray. He also has a deep understanding of the manufacturing industry generally (the key industry served by PTC’s products). Given his tenure as a director of PTC since 1987, Mr. Grierson has extensive knowledge of PTC’s business and the markets in which PTC operates. As Chairman of the Board and the former Lead Independent Director, Mr. Grierson has been instrumental in developing Board meeting agendas and serving as a liaison between and among the directors and management.
Mr. Grierson attended 100% of the meetings of the Board and of the committees on which he serves during his current term.

Renato M. Zambonini, age 67	2011	2015
President and Chief Executive Officer (Retired) of Cognos Incorporated, a global leader in corporate performance management solutions. Mr. Zambonini was Chief Executive Officer of Cognos from September 1995 to June 2004 and President of Cognos from January 1993 to April 2002.
Mr. Zambonini is also a director at CA, Inc., a position he has held since 2005. Mr. Zambonini served as a director of Cognos Incorporated from 1994 to 2008, and as its Chairman of the Board from 2004 to 2008. He also served as a director at Emergis Inc. from 2005 to 2008.
In his position as Chief Executive Officer of Cognos, Mr. Zambonini is credited with having led Cognos’s transformation from a specialized business intelligence software tools provider to a global leader in corporate performance management solutions, demonstrating significant leadership and strategic vision. We believe this experience is a valuable asset as PTC has undergone a similar transformation from a CAD tools provider to an enterprise software company. In addition, as result of his experiences at Cognos and as a director of other software companies, Mr. Zambonini has leadership, management and operating experience, a deep understanding of software technology and the software industry, and significant financial, strategic and corporate governance expertise.
Mr. Zambonini attended 97% of the meetings of the Board and of the committees on which he serves during his current term (missing one special meeting due to a prior commitment).

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Proposal 1: Election of Directors

Class II Directors	Director Since	Term Expires
Thomas F. Bogan, age 62	2011	2016
Venture Partner of Greylock Partners, a venture capital firm, since January 2010, and a Partner of Greylock Partners from May 2004 to December 2009. Prior to that, Mr. Bogan was President of Rational Software Corporation, an S&P 500 enterprise software company.
Mr. Bogan also serves as Chairman of the Board of Directors of Citrix Systems, Inc. and as a director at Rally Software Development Corp.
Mr. Bogan brings to the Board senior leadership and operational experience in the software industry as a result of his experience at Rational Software. In addition, his experience at Rational in Application Lifecycle Management (ALM) is an asset as PTC integrates MKS, an ALM company acquired by PTC in 2011. Mr. Bogan also has significant strategic expertise as a result of his experience at Rational and as a venture capital investor at Greylock Partners, and significant financial and accounting expertise as a result of his positions as a financial officer in public and private companies and positions in public accounting earlier in his career. Mr. Bogan also has corporate governance expertise as a result of his position as Chairman of the Board of Directors of Citrix.
Mr. Bogan attended 100% of the meetings of the Board and the committees on which he serves during his current term.

Michael E. Porter, age 66	1995	2016
Bishop William Lawrence University Professor based at Harvard Business School. Professor Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001.
As a professor of competitive strategy at Harvard Business School and a leading expert in the business strategy field, Professor Porter brings significant strategic expertise to the Board. As a director of PTC since 1995, Professor Porter has extensive knowledge of PTC’s business.
Professor Porter is also a director of Scotts Miracle-Gro Company and Merrimack Pharmaceuticals, positions he has held since January 2013 and December 2010, respectively. Professor Porter was a director of Thermo Fisher Scientific Inc. from July 2001 to May 2012.
Mr. Porter attended 88% of the meetings of the Board and of the committee on which he serves during his current term (missing one special meeting due to a prior commitment).

Robert P. Schechter, age 65	2009	2016
Chief Executive Officer (Retired), NMS Communications Corporation, a provider of hardware and software solutions for the communications industry. Mr. Schechter served as Chairman and Chief Executive Officer of NMS from 1995 to 2008.
As a result of his experience at NMS and at other companies in the software and technology industries, Mr. Schechter has significant leadership, management, international operating and sales and marketing experience, as well as significant corporate governance expertise. He also has significant financial and accounting expertise as a result of those experiences and as a former partner at Coopers & Lybrand LLP and Chairman of its North East Region High Tech Practice.
Mr. Schechter is also a director of Tremor Video Inc., a position he has held since June 2013, and of EXA Corporation, a position he has held since June 2008. Mr. Schechter was a director of Unica Corporation from January 2005 to October 2010 and of Soapstone Networks, Inc. from June 2003 to July 2009.
Mr. Schechter attended 94% of the meetings of the Board and of the committees on which he serves during his current term (missing one special meeting due to a prior commitment).

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CORPORATE GOVERNANCE
Board Meetings and Attendance at the Annual Meeting
PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met nine times in 2013. All directors attended all regularly scheduled meetings held during their terms in 2013 and all attended the four special meetings held during their terms in 2013 except for Messrs. Porter, Schechter and Zambonini, each of whom was unable to attend one special meeting (not all missed the same special meeting) due to a prior commitment. We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All of the then current directors attended the 2013 Annual Meeting of Stockholders.
The Committees of the Board
The Board has four standing committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Corporate Governance Committee, and

•	the Corporate Development Committee.
Each of the committees acts under a written charter, all of which are available on the Investor Relations page of our website at www.ptc.com.
Audit Committee
The Audit Committee assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance. This includes reviewing the financial information provided to stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. The Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and the Committee reports on such matters to our Board. The Committee meets with the independent auditor with and without PTC management present.
The Committee is directly responsible for the appointment (and, if appropriate, replacement), evaluation and compensation of the independent auditor. The Committee reviews the independent auditor’s performance in conducting

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Corporate Governance

the annual financial statement audit and the audit of our internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor. Further information about the services and fees of PricewaterhouseCoopers LLP, our independent auditor, is provided in “PROPOSAL 3: CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014, PricewaterhouseCoopers LLP Professional Services and Fees.”
All Committee members are “independent directors” under both SEC rules and the listing requirements of The NASDAQ Global Select Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any of its subsidiaries. The Board of Directors has determined that Mr. Schechter, Mr. Bogan and Mr. Lacy qualify as Audit Committee Financial Experts, as defined by the SEC. All members attended all meetings held during their terms.
Compensation Committee
The Compensation Committee establishes the compensation levels for our executive officers and oversees our employee compensation programs, including the corporate bonus programs. This includes setting performance goals relevant to compensation of executive officers and evaluating performance against those goals. The Committee is also responsible for administering our equity compensation plans. It also reviews and makes recommendations to the Board with respect to director compensation.
All Committee members are “independent directors” under The NASDAQ Global Select Market listing requirements. All members attended all meetings held during their terms.
Outside Advisors; Role of the Compensation Consultant. The Committee may engage compensation consultants or other advisors to provide information and advice to the Committee. The costs of such engagements are paid by PTC.
The Committee engaged Pearl Meyer & Partners, LLC as its independent compensation consultant for 2013. The Committee has assessed the independence of Pearl Meyer and determined that Pearl Meyer is independent of PTC and has no relationships that could create a conflict of interest with PTC. As part of its assessment, the Committee considered the fact that Pearl Meyer provides only minimal other services to PTC and consults with PTC’s management only as necessary to provide the services described below. PTC paid $205,616 to Pearl Meyer for services performed for the Committee and $17,500 for acquisition-related services for PTC during 2013.
Pearl Meyer provides a range of services to the Committee to support the Committee in fulfilling its responsibilities, including providing legislative and regulatory updates, peer group compensation data so that the Committee can set compensation for executives, advice on the structure and competitiveness of our compensation programs, and advice on the consistency of our programs with our executive compensation philosophy. Pearl Meyer attends Committee meetings, reviews compensation data with the Committee, and participates in discussions regarding executive compensation issues. The Committee meets with Pearl Meyer with and without PTC management present. Pearl Meyer does not determine or recommend the amount or form of compensation established.
Consultation with Management; Committee Decisions. Members of management, including our Chief Executive Officer and President, our Chief Financial Officer, our Executive Vice President, Strategy (who is responsible for Human Resources), our Corporate Vice President, Corporate Human Resources, and our Corporate Vice President and General Counsel, participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management primarily assist the Committee in understanding PTC’s business plan and long-term strategic direction, developing the performance targets for our performance-based compensation programs, and understanding the technical or regulatory considerations as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management with respect to executive compensation, decisions on executive compensation are made solely by the Committee and, in the case of the Chief Executive Officer’s compensation, without the presence of the Chief Executive Officer.

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Corporate Governance

Delegation under the Equity Plan. The Committee is authorized to delegate to executive officers the power to make awards under the 2000 Equity Incentive Plan other than to directors and executive officers and to make all determinations under the Plan with respect thereto, provided that the Committee establishes the aggregate and individual maximum amounts of such awards. The Committee has delegated to our Chief Executive Officer the authority to make awards to employees under the 2000 Equity Incentive Plan within established parameters. (See “Timing of Equity Grants” on page XX for such parameters.)
Additional Information. For more information about the responsibilities and decisions of the Committee, including the processes for determining director and executive compensation, see “Director Compensation,” “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement.
Corporate Governance Committee
The Corporate Governance Committee is responsible for corporate governance, including compliance, and the nomination of directors. The Corporate Governance Committee is appointed by the Board to:

•	develop and recommend policies and processes regarding corporate governance,

•	oversee the company’s implementation and administration of its compliance programs,

•	make recommendations regarding potential nominees for election to the Board and membership on committees of the Board, and

•	maintain a CEO succession plan in order to ensure continuity of leadership for PTC.
All Committee members are “independent directors” under The NASDAQ Global Select Market listing requirements. All members attended all meetings held during their term.
The Corporate Governance Committee’s responsibilities regarding director nominations are to:

•	determine the desired Board skills and attributes for directors;

•	consider and recruit candidates to fill positions on the Board;

•	review candidates recommended by stockholders;

•	conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and

•	recommend director nominees for approval by the Board or the stockholders.
The Committee may obtain recommendations from director search firms engaged for the purpose of recruiting new directors, or through their contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular search. Such specifications will change from one search to another based on the Committee’s determination of the Board’s needs at the time.
Qualifications for Director Nominees and Diversity
The Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a diversity of skills and attributes that is aligned with PTC’s strategic needs. The minimum qualifications for director nominees are that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors;

•	not hold positions or interests that conflict with their responsibilities to PTC; and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.
Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors qualify as independent directors in accordance with NASDAQ independence rules.

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Corporate Governance

Evaluation and Nomination Process
The Corporate Governance Committee’s process for evaluating nominees for director is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and such other relevant criteria as may contribute to the Board’s effectiveness and PTC’s success. This evaluation is performed in light of the Committee’s view that diversity among the directors as to personal and professional experiences, opinions, perspectives and backgrounds is desirable. The Committee also strives to identify qualified women and minority candidates. The Committee does not foreclose any sources when identifying potential candidates.
The Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. The Committee will consider persons recommended by stockholders for nomination as a director in accordance with the procedures described under “STOCKHOLDER PROPOSALS AND NOMINATIONS.”
Corporate Development Committee
The Corporate Development Committee evaluates corporate development opportunities, including mergers and acquisitions, and assists management in developing strategies and processes regarding such initiatives. The Committee is authorized to approve transactions within parameters established by the Board from time to time. All members attended the two meetings held in 2013.
Board Leadership Structure
Our Board is currently led by an independent Chairman (Mr. Grierson). Our policy is to have a Lead Independent Director if the Chairman is not independent. We believe the current Board leadership structure serves us and our stockholders well by having an independent Chairman to provide independent leadership of the Board.
Risk Oversight
The Board exercises its oversight responsibilities with respect to the risks facing PTC at the Board level and through its committees, in particular, the Audit, Corporate Governance, and Compensation Committees.

•	The Audit Committee is responsible for overseeing risk management as it relates to PTC’s financial condition, financial statements, financial reporting process and accounting matters.

•	The Corporate Governance Committee oversees PTC’s compliance programs.

•
The Compensation Committee is responsible for overseeing PTC’s overall compensation practices, policies and programs and assessing the risks associated with such practices, policies and programs. (See “ASSESSMENT OF RISKS ASSOCIATED WITH OUR COMPENSATION PROGRAMS” for a description of our assessment of those risks.)

The Board and the relevant committees review with PTC’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in PTC’s strategic decisions, the Board and the relevant committees do not view risk in isolation, but discuss risk throughout the year in relation to proposed actions and initiatives.
Communications with the Board
Stockholders may send communications to the Board of Directors in the manner described in “Contact Information” and “Contact the Board” on the Investor Relations page of our website, www.ptc.com.

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DIRECTOR COMPENSATION
We pay our non-employee directors a mix of cash and equity compensation. The amounts established for the annual cash and equity retainers for 2013 are shown in the table below.

Director Annual Retainers
Director Name	Chair Position	Annual Retainer	Committee Chair Retainer	Annual Equity Retainer Value
Donald Grierson	Chairman of the Board Compensation Committee	$115,000	-- --	$300,000
Thomas Bogan		$50,000	-	$215,000
Janice Chaffin		$29,167 (1)	--	$125,396 (1)
Paul Lacy	Corporate Governance Committee	$50,000	$5,000	$215,000
Michael Porter	Corporate Development Committee	$50,000	$5,000	$215,000
Robert Schechter	Audit Committee	$50,000	$15,000	$215,000
Renato Zambonini		$50,000		$215,000
(1) Pro-rated for the year based on election to the Board in August 2013.
Director Compensation Process and Decisions.
New Director Compensation. In connection with the election of a new director, such as Ms. Chaffin in 2013, in addition to establishing pro-rated compensation for the year, the Board makes a one-time equity grant that vests over two years in an amount determined in accordance with the company’s prior practice and a competitive assessment of director compensation practices. The award is meant to increase the director’s stock ownership over time to further align the director’s interests with those of PTC stockholders and to compensate the director for the investment of time the director will make in understanding the company’s business.
Annual Compensation. At the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders, the Compensation Committee recommends to the Board the compensation to be paid to the directors for the year. The Board, after considering this recommendation, then establishes the annual compensation for the directors. In making its recommendation, the Committee considers a competitive assessment of the directors’ compensation with that of the compensation peer group (shown on page XX) and reviews each element of director compensation, including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amounts are competitive and reasonable for the services provided by the directors. For 2013, the directors’ compensation was positioned at the median of the compensation peer group.
We provide higher annual retainers for service as the Chairman of the Board and for service as the Chair(s) of the Audit and the Compensation Committees given the additional work required by those positions. We do not pay a committee chair retainer to the Chairman of the Board for service as the Chair of any committee.
For 2013, we eliminated meeting fees for attendance at board meetings and in lieu thereof increased the amount of the annual board retainer by $15,000. We retained committee meeting fees ($2,000 for attendance at each committee meeting of which the director is a member) as we believe it correlates the amount of work required with the compensation paid.
We also believe that providing a majority of our directors’ annual retainer compensation in the form of equity rather than cash serves to further align the interests of our directors with our stockholders as they become stockholders themselves.

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Director Compensation

2013 Director Compensation

The amounts shown in the “Fees Earned or Paid in Cash” column of the table reflect each director’s annual board and committee retainer fees and meeting fees. The amounts shown in the “Stock Awards” column of the table reflect the value of the equity awards made to the directors in the year.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
Donald Grierson	$153,000	$ 299,978(4)	$ —	$452,978
Chairman of the Board Chair, Compensation Committee
Thomas Bogan	$80,000	$ 214,998(4)	$ —	$294,998
Janice Chaffin	$29,167	$ 447,870(5)	$ —	$477,037
Paul Lacy	$97,000	$ 214,998(4)	$	$311,998
Chair, Corporate Governance Committee
Michael Porter	$65,000	$ 214,998(4)	$ 30,000(6)	$309,998
Chair, Corporate Development Committee
Robert Schechter	$99,000	$ 214,998(4)	$ —	$313,998
Chair, Audit Committee
Renato Zambonini	$74,000	$ 214,998(4)	$ 11,225(7)	$300,223

(1)
Due to his employment relationship with PTC, Mr. Heppelmann, our President and Chief Executive Officer, receives no compensation for his service as a director and, accordingly, is not shown in the Director Compensation table.

(2)
Grant date fair value of restricted stock units. The grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our common stock on The NASDAQ Global Select Market on the grant date.

(3)	The number of outstanding stock options, shares of restricted stock and RSUs held by each named director as of September 30, 2013 is shown in the table below.

Name	Options	Shares of Restricted Stock	Restricted Stock Units
Donald Grierson	--	--	12,249
Thomas Bogan	--	--	8,779
Janice Chaffin	--	--	16,551
Paul Lacy	--	--	8,779
Michael Porter	10,000*	4,701	8,779
Robert Schechter	--	--	8,779
Renato Zambonini	--	4,701	8,779
* All options are vested and exercisable.

(4)	Grant date fair value of RSUs granted on March 6, 2013 at $24.49 per share.

(5)	Grant date fair value of RSUs granted on August 16, 2013 at $27.06 per share.

(6)	The amount represents one speaking engagement fee under a consulting agreement with PTC (described in “Transactions with Related Persons”).

(7)	The amount represents reimbursement of accountant fees and administrative penalties associated with reporting of stock-based compensation.

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Director Compensation

Director Stock Ownership Policy; Hedging; Pledging. Because we believe our directors’ interests are best aligned with those of our stockholders if they maintain significant exposure to our stock, our non-employee directors are required to attain and maintain an ownership level of PTC common stock with a value equal to five times their respective annual Board cash retainer (the value of unvested restricted stock, options and pledged stock is not included in this calculation). All our directors exceed the minimum holding requirements under the policy. Our Director Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com. We also prohibit hedging of our stock. Because it does not reduce a director’s exposure to our stock, we permit our directors to pledge our stock, subject to limits that we believe minimize the potential impact of any forced sale of the pledged stock.

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PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
This advisory vote on the compensation of our Chief Executive Officer, Chief Financial Officer and three other executive officers named in the Summary Compensation Table (our “named executive officers”) gives stockholders the opportunity to express their views on our named executive officers’ compensation. This “say-on-pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Additional information about such compensation is discussed in “Compensation Discussion and Analysis” and “Executive Compensation.”
The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis” and the tables and related disclosures contained in “Executive Compensation.”
Why You Should Approve the Compensation of Our Named Executive Officers
Our compensation programs are designed to pay for performance. We significantly redesigned our executive compensation program in 2013 by adopting a long-term approach for our performance-based equity awards and implementing separate performance measures within our short- and long-term incentive programs. We believe these changes demonstrate responsiveness to shareholders, support our philosophy of paying for performance, and motivate our executives to drive long-term financial performance and increase shareholder value.
In accordance with our pay-for-performance philosophy, a large portion of the compensation of our named executive officers is comprised of performance-based pay. For 2013, 45% of our CEO’s target compensation was performance-based (versus 33% of CEO compensation for our peer group) and 41% of our other named executive officers’ target compensation was performance-based (in line with our peer group). Our compensation programs are designed so that if the performance-based compensation is earned in full, total compensation earned by the executives will be between the second and third quartiles of the compensation paid by our peer group.
For 2013, the executives’ cash bonus was tied to achievement of a 10% increase in non-GAAP operating margin percent and their performance-based equity was tied to achievement of a 20% increase in non-GAAP operating margin dollars. PTC achieved a 13.2% increase in non-GAAP operating margin percent for 2013 and the executives earned 100% of their cash bonus. PTC achieved a 16.5% increase in non-GAAP operating margin dollars, being 97.1% of the target, and the executives earned 85.4% of their performance-based equity that could be earned for 2013. (As described further on page 26, the 2013 performance-based equity has three performance periods, with approximately one-third of the equity awarded eligible to be earned for each of 2013, 2014 and 2015, with amounts not earned in a year eligible to be earned in the next.)(Additional information about the 2013 cash bonus plan is described on page 25 and information about the relationship between our GAAP results and the non-GAAP calculations under the performance plans is set forth on Appendix A.)
Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. In addition to weighting our executives’ compensation to performance-based pay, a substantial portion of their compensation is in the form of equity that vests over three years. Moreover, our executives are subject to substantial stock ownership requirements (excluding stock options and unvested equity). These elements serve to align our executives’ interests with those of our stockholders in the long-term value of PTC stock.

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Proposal 2: Advisory Vote on the Compensation of our Named Executive Officers

Our compensation programs are developed by independent directors advised by an independent consultant. Our Compensation Committee is comprised only of independent directors and retains an independent compensation consultant to advise it on appropriate compensation practices.
Effect of Say-on-Pay Vote
This say-on-pay vote, which is required by Section 14A of the Securities Exchange Act of 1934, is advisory only and is not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Compensation Committee and our Board of Directors value the opinions of our stockholders and will consider the outcome of this vote when establishing future compensation for our executive officers. We will hold such a vote each year.

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COMPENSATION DISCUSSION AND ANALYSIS

As discussed in Proposal 2, we are conducting a “say-on-pay” vote that asks you to approve the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.”
The Compensation Committee of our Board of Directors determines the compensation for our executives. We discuss below our executive compensation program and the compensation decisions made for 2013 for our Chief Executive Officer, our Chief Financial Officer, and the three other executive officers named in the Summary Compensation Table (collectively, our “named executive officers”).

Executive Summary of Our Compensation Programs
We design our compensation programs to support PTC’s financial goals and increase shareholder value. We significantly redesigned our executive compensation program in 2013 by adopting a long-term approach for our performance-based equity awards and implementing separate performance measures within our short- and long-term incentive programs. We believe these changes demonstrate responsiveness to shareholders, support our philosophy of paying for performance, and motivate our executives to drive long-term financial performance and increase shareholder value.
The performance measures we select for our long-term performance-based equity and our performance-based cash bonus are designed to support our goals of expanding our non-GAAP operating margin and achieving significant annual growth in non-GAAP EPS. We believe this will increase the value of the company and increase our share price, both of which will benefit stockholders.
Accordingly, for 2013, our executives’ annual cash bonus was tied to company achievement of 10% non-GAAP operating margin percent growth over 2012 and their performance-based equity was tied to company achievement of 20% non-GAAP operating margin dollar growth over 2012 in 2013 and subsequent equal increases in non-GAAP operating margin dollars in 2014 and 2015.
We pay for performance. The core of our executive compensation philosophy is pay for performance. Accordingly, a significant portion of our executives’ compensation is comprised of performance-based pay. Our executives’ compensation for 2013 reflects this linkage.

•
2013 was another successful year for PTC. We increased our non-GAAP operating margin percent by 12.6%, our non-GAAP operating margin dollars by 16.0%, and non-GAAP EPS by 19.6%. These results reflect our progress toward delivering our goal of non-GAAP operating margin expansion.

•
Our executives’ target compensation for 2013 consisted of a base salary, a performance-based cash bonus and performance- and service-based equity awards. Based on the mix of these items, 45% of our CEO’s and 41% of our other named executives’ target compensation was performance-based for 2013, which for our CEO was a higher percentage than the average of our peers.

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Compensation Discussion and Analysis

•
Based on PTC’s achievement of 13.2% non-GAAP operating margin percent growth (as calculated under the bonus plan) against a target of 10% non-GAAP operating margin percent growth, the executives earned 100% of their cash bonus.

•
Based on PTC’s achievement of $287.4 million in non-GAAP operating margin dollars in 2013 (as calculated under the award, an increase of 16.5% over 2012) against a performance target of $296.1 million non-GAAP operating margin dollars, the executives earned 85.4% of the 2013 performance-based equity eligible to be earned for 2013.

Our performance in 2013 relative to 2012 is shown in the first table below and our executives’ compensation for 2013 relative to 2012 is shown in the second table below.

2013 Performance Compared to 2012
	2013		2012		% Change
	Non-GAAP(1)	GAAP	Non-GAAP(1)	GAAP	Non-GAAP(1)	GAAP
Operating Margin Dollars	$286.3 million	$127.3 million	$246.8 million	$128.1 million	16.0%	(0.60)%
Operating Margin	22.1%	9.8%	19.6%	10.2%	12.6%	(4)%
Earnings (Loss) per Share	$1.81	$1.19	$1.51	$(0.30)	19.6%	500%
Stock Price on September 30	$28.46		$21.77		31%
(1) A reconciliation between the Non-GAAP measures and GAAP results is located in Appendix A at the end of this proxy statement.

2013 NEO Compensation Compared to 2012	2013(1)	2012(1)	% Change
James Heppelmann President and Chief Executive Officer	$6,507,640	$6,909,766	(5.82)%
Jeffrey Glidden Executive Vice President, Chief Financial Officer	$2,597,628	$2,965,575	(12.41)%
Barry Cohen Executive Vice President, Strategy	$2,589,978	$2,958,075	(12.44)%
Marc Diouane Executive Vice President, Global Services and Partners	$2,065,121	$2,211,760	(6.63)%
Robert Ranaldi Executive Vice President, Global Sales and Distribution	$2,057,640	(2)	(2)

(1)
Compensation for PTC’s CEO, CFO and three most highly compensated officers for 2013 (“named executive officers” or “NEOs”). Compensation consists of salary paid, performance-based bonus paid, grant date value of RSUs granted, 401(k) Plan matching contributions and, for Mr. Diouane, amounts associated with his overseas service. The amounts for each of 2013 and 2012 include the grant date value of performance-based restricted stock units that were subject to performance criteria for 2013 and are subject to performance criteria for 2014 and 2015 under the 2013 RSUs and for 2014 under the 2012 RSUs. The amounts for each of 2013 and 2012 also include the value of RSUs granted in the year that are subject to service conditions to vesting over three years from the date of grant.

(2)	Mr. Ranaldi was not a Named Executive Officer in 2012.
We are responsive to shareholder concerns.
In 2013, we received over 99% approval of our Say-on-Pay proposal, representing a significant increase over our 76% approval rating in 2012. We believe that increase and approval rating indicated stockholder approval of the changes we made in response to the 2012 vote, including adoption of different criteria for our short-term and long-term performance plans, adoption of three-year performance criteria for our long-term performance plans, and adoption of a compensation “clawback” policy. We considered the 2013 vote, and our belief that it indicated stockholder approval of the redesign of

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Compensation Discussion and Analysis

the compensation plans, and we made compensation decisions for 2013 accordingly. For 2014, we have revisited the performance-based and service-based equity mix to revert to a 50/50 split, replacing the 40/60 split we used for 2013 in connection with the redesign of our compensation plans.
We maintain compensation practices that benefit stockholders.

•
Our performance-based equity awards have performance measures that span up to three years and our service-based equity awards vest over a period of three years to ensure that our executives maintain a long-term view of shareholder value.

•
The amounts our executives can earn under our annual corporate performance-based incentive plans are capped. Accordingly, amounts earned under the annual plan are predictable and performance above incentive plan targets benefits stockholders.

•
We have a compensation “clawback” policy under which incentive compensation paid to our executive officers for 2013 and thereafter that is subsequently determined not to have been earned due to restatement of prior period financial results may be recovered from those officers whose misconduct led to the need for the restatement.

•
We design our compensation policies and practices to mitigate risks to the company that could be posed by those policies and practices. (See “ASSESSMENT OF RISKS ASSOCIATED WITH OUR COMPENSATION PROGRAMS.”)

•	Unvested and unexercised equity awards, including options, are not transferable.

•	We do not have a salary merit increase program for our executives.

•	We do not provide significant perquisites or supplemental retirement benefits to our executives.

•
We require our executives to maintain specified levels of ownership of our stock to ensure that their interests are even more effectively linked to those of our stockholders. (See “Equity Ownership” on page 28.)

•
We do not allow our executives to hedge their exposure to ownership of, or interest in, PTC stock; nor do we allow them to engage in speculative transactions with respect to PTC stock or to pledge their PTC stock.

•	Our executive agreements:

•	do not contain tax “gross-ups” on “golden parachute” payments in connection with a change in control, and we have committed that we will not include such a gross-up in any future executive agreements,

•	contain “double triggers” that require termination in connection with a change in control before most equity is accelerated, and

•	provide only limited severance benefits, and no equity acceleration, in connection with terminations without cause absent a change in control.
(See “Potential Payments on Termination or Change in Control” on page 37.)

•	Our Compensation Committee is comprised of four directors who are “independent” under NASDAQ Stock Market rules. (See “The Compensation Committee” on page 9.)

•
Our Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, is retained directly by the Committee, provides only minimal occasional other services to PTC and has no conflicts or potential conflicts of interest. (See “The Compensation Committee” on page 9.)

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Compensation Discussion and Analysis

•
Pearl Meyer & Partners attends Compensation Committee meetings, provides data and advice to the Committee, and participates in discussions regarding executive compensation issues, but does not determine or recommend the amount or form of compensation established, which is done solely by the Committee.

•	We aim to mitigate the potential dilutive effect of equity awards through a share repurchase program. (We repurchased 3 million shares in 2013 for $75 million.)

Compensation Philosophy & Objectives
We believe that our compensation plans should align our executives’ interests with those of our stockholders and reward our executives for their contributions to the long-term success of PTC. We also believe that a substantial portion of our executives’ compensation should be performance-based to create appropriate incentives and rewards for achieving performance objectives established by the Committee.
Accordingly, we design our compensation plans and associated performance objectives to:

•	support the long-term financial plan and goals of PTC;

•	motivate our executives to advance the interests of PTC and increase shareholder value;

•	reward our executives for their contributions to the success of PTC; and

•	retain our executives.
We assess our executives’ compensation against the compensation paid to executives in similar positions in the peer group to ensure that the compensation we pay is competitive and fair to our executives and our stockholders. We seek to accomplish this by establishing target compensation generally within the second and third quartiles of the compensation paid by the peer group.

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Compensation Discussion and Analysis

Components of Compensation for 2013
Our executives’ compensation for 2013 consisted of the components described in the table below. We also describe why we use each component and the important features of that component.

Base Salary	Annual Performance-Based Cash Bonus	Long-Term Equity Awards
Objective
Provide a minimum, fixed level of cash compensation.	Focus the executive on achieving specific goals related to PTC’s business plan for the current fiscal year.	Promote alignment of the executive’s long-term personal interests with the long-term interests of PTC and its stockholders. Provide a retention incentive.
Features
Set within the context of our annual competitive analysis.
Adjustments may be made to reflect market conditions for a position, changes in the status or duties associated with a position or internal equity.
Performance goals and target bonus amounts established at beginning of fiscal year. Performance metric was non-GAAP operating margin percent and was established to align with PTC’s 2013 business plan.
Provided in the form of restricted stock units (RSUs).
40% of the award for 2013 is performance-based:(1)
Performance metric was non-GAAP operating margin dollars and aligned to PTC’s business plan.
Performance period extends over multiple fiscal years (2013, 2014 and 2015); approximately one-third of the award becomes eligible to vest in each of the periods, with amounts not earned in one period eligible to be earned in later periods.
Earned only to the extent the performance criteria are achieved.
60% of the award for 2013 is service-based:(1)
Vests in three substantially equal annual installments over the three years following the date of grant if the executive remains employed by PTC on the vest date.

(1) For the 2014 long-term equity awards, 50% of the award is performance-based and 50% is service-based.

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Compensation Discussion and Analysis

Other Benefits; Absence of Perquisites
Our executives are eligible to participate in the standard benefits and programs available to all PTC employees on the same terms and conditions as all employees, including our 401(k) savings plan. We provide no other significant benefits or perquisites to our executives.
Mix of Compensation Components
We use the compensation components described in the table above because we believe they provide an appropriate mix of guaranteed compensation and at-risk compensation that promotes short-term and long-term performance and produces appropriate rewards. With this mix, we provide a competitive base salary and service-based equity while providing our executives the opportunity to earn additional compensation through short-term and long-term performance-based incentives designed to produce a targeted level of performance for PTC.
The mix of compensation for our executives is weighted toward at-risk pay (annual performance-based incentives and long-term performance-based equity incentives). Maintaining this pay mix results in a pay-for-performance orientation for all our executives.
We consider all pay elements and their impact on each executive’s target direct compensation when making determinations regarding the amount of each element. Our decisions regarding the pay mix also reflect our belief that long-term incentives, particularly equity awards, provide an important motivational and retentive aspect to the executive’s overall compensation package.

Our compensation mix for 2013 was designed to provide approximately 45% of total compensation through performance-based pay for our Chief Executive Officer, in contrast to our peer group where performance-based compensation made up an average of only 33% of CEO compensation, and approximately 41% of total compensation through performance-based pay for our other executives, which aligned with our peer group. Our annual service-based equity awards to these executives also include an at-risk element as they carry risks of forfeiture and market price decline.
How We Determine the Total Amount of Compensation
We make decisions regarding the amount and mix of compensation awarded to each of these executives based on:

•	objective data provided by our external compensation consultant, Pearl Meyer & Partners (we refer to this as the “competitive analysis”),

•	subjective analysis of the scope of each executive’s responsibilities, and

•	internal pay equity among the executives.
The competitive analysis provides detailed comparative data for our executive positions and assesses each component of compensation, including base salary, annual bonus, long-term incentives and total direct compensation, as well as the mix of compensation between base salary, annual bonus and long-term incentives. We compare this information to our executives’ compensation by similarity of position and generally align our executives’ target total direct compensation to be within the second and third quartiles of peer compensation.

Benchmarking and Survey Data
Benchmarking Data. The peer group we used to benchmark the elements of executive pay was made up of publicly-traded U.S. companies within the software industry, most of which are in the enterprise software space, that have revenues and market capitalizations in a range appropriate for PTC. In evaluating and selecting companies for inclusion in our peer group, we target companies with revenue within an approximately 0.5x to 2x multiple of PTC’s revenue and an approximately 0.3x to 3x multiple of PTC’s market capitalization. However, we may include companies with revenue and/or market capitalizations outside of these parameters if there is strong product and/or service similarity or if they were in our peer group in the prior year and they continue to meet at least one of the parameters. We believe this group represents competition for executive talent in our industry. We review the peer group on an annual basis to ensure that the companies constituting this peer group remain relevant and provide meaningful compensation comparisons.

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Compensation Discussion and Analysis

The 2013 peer group consisted of the companies listed below. The 2013 peer group differed from the 2012 peer group due to the removal of Novell Inc. and Lawson Software Inc. as a result of the acquisitions of those companies and the addition of Ansys, Inc. to balance those removals.

2013 Peer Group
			Criteria Matched
Company	Revenue $M(1)	Market Capitalization $M(1)	Product / Service Similarity	Revenue $611M - $2,443M	Market Capitalization $1,060M - $9,540M

PTC	$1,221.3	$3,180.1
Ansys, Inc.	$691.4	$5,861.9	x		x
Autodesk, Inc.	$2,215.6	$8,550.3	x	x	x
BMC Software Inc.	$2,169.5	$6,148.7	x	x	x
Cadence Design Systems, Inc.	$1,149.8	$3,224.7	x	x	x
Citrix Systems Inc.	$2,206.4	$13,870.0	x	x
Compuware Corporation	$993.3	$1,969.3	x	x	x
Mentor Graphics Corp.	$1,104.6	$1,658.8	x	x	x
MICROS Systems Inc.	$1,054.3	$4,150.7		x	x
Nuance Communications Inc.	$1,375.6	$7,988.7	x	x	x
Progress Software Corp.	$533.7	$1,439.5	x		x
Quest Software Inc.	$857.4	$1,670.3	x	x	x
Red Hat Inc...	$1,080.9	$9,552.6		x
Synopsys, Inc.	$1,596.5	$4,389.3	x	x	x
TIBCO Software, Inc.	$920.2	$4,827.3	x	x	x
Peer Group Median	$1,067.6	$4,608.3
(1) Revenue is trailing four quarters as of March 2012 and market capitalization is as of March 2012, contemporaneous with the period when we began developing compensation for 2013.
Survey Data. We also use survey data for additional perspective. For 2013, we used the Radford Global Technology survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry. The data used was appropriate to PTC’s size and industry and represented 42 software companies with median revenue of $1.1 billion.

Subjective Analysis of Executive Responsibilities and Internal Pay Equity
While we use the objective market data as a starting point for determining the appropriate compensation for our executives, we recognize that circumstances could warrant a deviation from that data. Accordingly, for certain positions for which there are no comparable external benchmarks, we make our own judgments with regard to compensation levels. We consider both whether the amount seems appropriate given the responsibilities of the position and internal pay equity among the executives. Accordingly, when determining the compensation for Mr. Cohen, for whom there is no comparable position in our peer group, we looked to the scope of his responsibilities relative to his closest peer among our executives (Mr. Glidden) and established his compensation relative to Mr. Glidden’s compensation. Where benchmark data is available, we also consider internal pay equity among the executives as we do not believe an external benchmark should be the only determinant of compensation.
Analysis of Compensation Decisions for 2013
The target total direct compensation we established for each of the named executive officers is set forth in the table below. The considerations associated with establishing the target compensation for the executives are discussed below the table.

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Compensation Discussion and Analysis

2013 Target Compensation
	Target Total Annual Compensation		Target Long-Term Equity
Name	Salary	Target Annual Bonus	Performance-Based Equity	Service-Based Equity	Target Total Direct Compensation	Percentile Peer Group
James Heppelmann President and Chief Executive Officer	$750,000	$1,000,000	$1,900,000	$2,850,000	$6,500,000	45th

Jeffrey Glidden Executive Vice President, Chief Financial Officer	$415,000	$300,000	$750,000	$1,125,000	$2,590,000	55th
Barry Cohen Executive Vice President, Strategy	$415,000	$300,000	$750,000	$1,125,000	$2,590,000	N/A
Marc Diouane Executive Vice President, Global Services and Partners	$400,000	$300,000	$540,000	$810,000	$2,050,000	50th
Robert Ranaldi	$400,000	$300,000	$540,000	$810,000	$2,050,000	45th
Executive Vice President, Global Sales

Overall Considerations
We set target compensation to be within the second and third quartiles (between the 25th and the 75th percentiles) of the peer group benchmark data (“target range”), subject to achievement of the performance objectives established by the Committee for the year. We believe that this competitive positioning of compensation enables us to attract and retain skilled executives. We also consider internal equity of compensation among our executives.
For 2013, we redesigned our long-term equity program to simplify the program and continue to drive long-term performance. Historically we had granted annual performance-based equity with one-year performance measures (and subsequent service-based vesting). The value of these grants was set such that, if earned and when combined with base salary and annual cash bonus, an executive’s total compensation would be within the target range. Periodically, including in 2012, we also awarded challenge grants with multi-year performance measures. The value of these grants was set such that, if earned and when combined with all other compensation, would bring total compensation to the higher end of the target range. In 2013, we redesigned our equity program to grant annual performance-based equity with three-year performance measures and eliminated the one-year performance measure followed by service-based vesting structure. At the same time, we reviewed the executives’ target total compensation against our peer group. In connection with this review, we determined that awarding equity at the annual target amount we had used historically (i.e., excluding amounts awarded as challenge grants) placed our executives’ target total compensation at the low end of our targeted percentiles relative to our peer group. Therefore, consistent with our pay-for-performance philosophy, we decided to increase the long-term equity component of the executives’ compensation by 25% from 2012. With this increase, each of our executives’ target total compensation remained at or below the 55th percentile of our peer group. Also, because multi-year performance equity awards are subject to greater risk of forfeiture, we changed the proportion of performance-based awards to service-based awards from our historical 50/50 split to 40/60 for 2013 as a transition measure. (As we now have experience with this type of performance-based award, we returned to our historical 50/50 split for the 2014 long-term equity awards.)
The changes to equity described above were applied to all executive officers. As described below, we also considered whether any additional individual adjustments were warranted based on an executive’s performance or the level of his target total compensation relative to his peer in the compensation peer group.
Considerations for Mr. Heppelmann, President and Chief Executive Officer
We evaluated Mr. Heppelmann’s 2013 target compensation, with the equity change described above, against our compensation peer group to determine whether any further changes should be made to his 2013 target compensation. Because his target compensation was at the 40th percentile of our compensation peer group for his position, and we

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Compensation Discussion and Analysis

believed his performance warranted an increase in positioning, in accordance with our pay-for-performance philosophy, we increased his annual target equity value by an additional 13% (which placed him at the 45th percentile for his peer group).
Considerations for Mr. Glidden, Executive Vice President, Chief Financial Officer
We evaluated Mr. Glidden’s 2013 target compensation, with the equity change described above, against our compensation peer group and our other executive officers to determine whether any further changes should be made to his 2013 target compensation. Because Mr. Glidden’s target compensation was at the 55th percentile of our peer group for his position, there was no change in his position or responsibilities, we believed the mix of compensation provided was appropriate, and we believed his compensation was appropriate when considering the compensation of our other executives, we made no further change to his target compensation for 2013.
Considerations for Mr. Cohen, Executive Vice President, Strategy
Mr. Cohen has a unique position for which there is no appropriate match in the peer group or survey data as the scope of his position is different from any specific position in the peer group or survey data. Mr. Cohen has responsibility for Corporate Strategy, Corporate Development, Customer Care and Technical Support, Global Education, and Human Resources. Accordingly, when setting target compensation amounts for Mr. Cohen, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. Because we believed his compensation was appropriate when considering the compensation of our other executives, we made no further change to his target compensation for 2013.
Considerations for Mr. Diouane, Executive Vice President, Global Services and Partners
We evaluated Mr. Diouane’s 2013 target compensation, with the equity change described above, against our compensation peer group and our other executive officers to determine whether any further changes should be made to his 2013 target compensation. Although Mr. Diouane’s target compensation was within our target range relative to our compensation peer group for his position, we believed his performance, as well as internal equity when we compared the scope and importance of his responsibilities compared to our other executives, warranted an increase in compensation. Accordingly, consistent with our pay-for-performance philosophy, we increased Mr. Diouane’s annual target equity by an additional 10%. We evaluated his increased target total compensation against our compensation peer group for his position to ensure that his target compensation for 2013 remained within our target range, which it did at approximately the 50th percentile.
Considerations for Mr. Ranaldi, Executive Vice President, Global Sales
We evaluated Mr. Ranaldi’s 2013 target compensation, with the equity change described above, against our compensation peer group and our other executive officers to determine whether any changes should be made to his 2013 target compensation. Although Mr. Ranaldi’s target compensation was within our target range relative to our compensation peer group for his position, we believed his performance, as well as internal equity when we compared the scope and importance of his responsibilities compared to our other executives, warranted an increase in compensation. Accordingly, consistent with our pay-for-performance philosophy, we increased Mr. Ranaldi’s annual target equity by additional 10%. We evaluated his increased target total compensation against our compensation peer group for his position to ensure that his target compensation for 2013 remained within our target range, which it did at approximately the 45th percentile.
2013 Performance-Based Compensation
The performance measures we develop and use for our performance plans are designed to measure our success against our short-term and long-term business plans and objectives. These business plans and objectives are designed to create and deliver value to our stockholders over the long term.
For 2013, our performance-based incentives were:

•	a cash bonus plan tied to one year non-GAAP operating margin percent growth, and

•	equity awards (restricted stock units/RSUs) tied to three-year non-GAAP operating margin dollar growth.
2013 Annual Cash Bonus Plan
We selected non-GAAP operating margin percent growth as the performance measure for our annual cash bonus plan due to the importance of increasing our non-GAAP operating margins and non-GAAP earnings per share. Under the plan,

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Compensation Discussion and Analysis

our executives were required to deliver 10% non-GAAP operating margin percent growth for 2013 over 2012 to earn the target bonus, consistent with our goals of expanding non-GAAP operating margins.
No portion of the bonus would be earned unless the threshold of 2% growth in non-GAAP operating margin percent was achieved, at which point 50% of the bonus would be earned. Thereafter, up to the remaining 50% of the bonus could be earned based on the extent to which 10% growth in non-GAAP operating margin percent was achieved above 2% growth.

2013 Performance-Based Cash Bonus Plan Design and Achievement
Performance Criteria	Threshold (50% Earned)	Target (Up to an Additional 50% Earned)	Actual Achievement(2)	Actual Bonus Percentage Earned
Non-GAAP Operating Margin Percent Growth(1)	2% Growth	10% Growth	13.2% Growth	100%
	20% Non-GAAP Operating Margin	21.6% Non-GAAP Operating Margin	22.2% Non-GAAP Operating Margin
(1) FY2012 Non-GAAP Operating Margin Percent was 19.6%. (2) A reconciliation between the Non-GAAP compensation measures and GAAP results is located in Appendix A at the end of this proxy statement.

Amounts Earned under the 2013 Cash Bonus Plan. The table below shows the amount earned by each named executive officer under the 2013 cash bonus plan.

Annual Cash Bonus Plan Amounts Earned for 2013
Executive Officer	Target/Maximum Annual Bonus(1)	Percentage Earned	Amount Earned under the Plan
James Heppelmann	$1,000,000	100%	$1,000,000
Jeffrey Glidden	$300,000	100%	$300,000
Barry Cohen	$300,000	100%	$300,000
Marc Diouane	$300,000	100%	$300,000
Robert Ranaldi	$300,000	100%	$300,000

(1)	The Target bonus amount was also the maximum bonus amount that could be earned under the plan. No additional amounts could be earned under the plan.
2013 Performance-Based Equity
We selected non-GAAP operating margin dollars as the performance measure for the 2013 performance-based equity due to the importance of growing revenue and increasing our non-GAAP operating margins and non-GAAP earnings per share to our long-term plan. We selected non-GAAP operating margin dollars because this measure requires both revenue growth and expense management over the performance period to be sustainable, whereas non-GAAP operating margin percent growth can be achieved through expense management only. Our executives are required to deliver significant increases in non-GAAP operating margin dollars through 2015 to earn 100% of the equity (RSUs) granted, consistent with our goals of expanding non-GAAP operating margins.
Approximately one-third of the RSUs granted can be earned for each of the three measurement periods in the three-year term. RSUs not earned for a period can be earned for later measurement periods.
For the 2013 performance measurement period, no portion of the bonus would be earned unless the Threshold was achieved, at which point 25% of the RSUs eligible to be earned for 2013 would be earned. Thereafter, up to an additional 75% of the RSUs eligible to be earned for 2013 could be earned based on the extent to Interim and Target performance criteria were achieved.

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Compensation Discussion and Analysis

2013 Performance-Based Equity Design and Achievement for 2013 Measurement Period

Performance Criteria	Threshold (25% Earned)	Interim (Up to an Additional 25% Earned)	Target (Up to an Additional 50% Earned)	Actual Achievement(1)	Percent Target Achieved	Percent Equity Earned
Non-GAAP Operating Margin Dollars	$259.1 Million	$266.5 Million	$296.1 Million	$287.4 Million	97.1%	85.4%
(1) A reconciliation between the Non-GAAP compensation measures and GAAP results is located in Appendix A at the end of this proxy statement.
Performance-Based Equity Earned by the Executives for 2013. The table below shows (1) the number of performance-based RSUs issued under the 2013 performance-based equity awards corresponding to the target equity value for each executive, (2) the number of RSUs that could be earned for 2013 performance and (3) the actual number of RSUs earned for 2013. The RSUs earned vested on November 15, 2013.

Performance-Based Annual Equity Earned for 2013
Executive Officer	Target Annual Equity Value	Number of Performance-Based RSUs Issued(1)(2)	Number of Performance-Based RSUs that could be Earned for 2013(3)	% Earned Under Plan(4)	Number of Performance-Based RSUs Earned for 2013(4)
James Heppelmann	$1,900,000	90,391	30,733	85.4%	26,245
Jeffrey Glidden	$750,000	35,680	12,132	85.4%	10,360
Barry Cohen	$750,000	35,680	12,132	85.4%	10,360
Marc Diouane	$540,000	25,690	8,736	85.4%	7,460
Robert Ranaldi	$540,000	25,690	8,736	85.4%	7,460
 ___________________________

(1)
The number of RSUs issued was determined by dividing the Target Annual Equity Value by closing price on the grant date and rounding down to the nearest whole share. The number was based on the closing sale price of a share of PTC common stock of $21.0197 on November 5, 2012, the date the awards were made.

(2)
The number of performance-based RSUs issued is the maximum number of RSUs that can be earned by the executive under the award. No additional RSUs or other equity awards or amounts will be issued or paid for performance above target performance under the award (no “upside”).

(3)	This is the maximum number of RSUs that could be earned for 2013, representing 34% of the RSUs issued. No additional amounts could be earned for 2013.

(4)	RSUs not earned for 2013 can be earned for the 2014 and 2015 measurement periods.
Severance and Change in Control Arrangements
We maintain severance and change in control arrangements with our executives. The agreements require the executive to execute a noncompete agreement with PTC and to execute a general release of claims as a condition to receiving severance benefits. Each of the agreements has a one year term and renews automatically for successive one year terms if the Compensation Committee does not terminate the agreement. The Compensation Committee reviews these agreements each year to determine if these agreements should be maintained, modified or terminated. For 2013, the Committee reviewed current market practices and the terms of the agreements with the Committee’s compensation consultant and determined that such agreements and their terms were substantially consistent with the practices of our peers. The Committee also considered the continuing consolidation in the industry. As a result of its review, the Committee decided that it was appropriate to maintain the agreements.
The terms of these agreements are described in more detail under “Potential Payments upon Termination or Change in Control” on page 37.
The Committee believes that these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of PTC.

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Compensation Discussion and Analysis

The Committee believes that providing severance to PTC employees, including these executives, is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time is longer. The agreements also benefit PTC by enabling executives to remain focused on PTC’s business in uncertain times without the distraction of potential job loss.
The Committee believes these agreements are even more important in the context of a change in control as it believes they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of stockholders, even if the executive faces potential job loss. The agreements for our executives are structured substantially as “double triggers” in that most of their unvested equity would remain subject to continued vesting requirements after a change in control and vesting would be accelerated only upon termination or constructive termination within two years of a change in control. Equity that would otherwise vest beyond this two-year period vests upon the change in control to ensure the executives receive the benefit of that equity. The Committee believes this benefits PTC and any potential acquirer because it enables PTC to retain and motivate the executive while a potential change in control is pending and provides an acquirer with the ability to retain desired executives using existing equity incentives and does not provide a one-time benefit to the executive that could undermine those efforts.
Equity Ownership
Each year we examine the total equity ownership of our executive officers as part of the competitive analysis. Because we believe that the interests of our executives are more aligned with stockholders’ interests if they are stockholders themselves, we maintain a stock ownership policy for our executives. The policy requires the CEO and each of the other executives to attain and maintain an ownership level of PTC’s common stock equal to three times and one times, respectively, their individual annual salary through retention of vested equity (other than options). The Executive Stock Ownership Policy is available in the “Corporate Governance” section of the Investor Relations page of our website at www.ptc.com.
Compensation Clawback Policy
We maintain an executive compensation recoupment policy that enables us to recover incentive compensation paid to an executive officer if such compensation is subsequently determined to have been unearned due to a restatement of our financial results for the performance period as a result of the misconduct of the executive officer. The Executive Compensation Recoupment Policy is available in the “Corporate Governance” section of the Investor Relations page of our website at www.ptc.com.
Timing of Equity Grants
We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information. Typically, our annual executive awards are made in November after public release of the previous fiscal year’s financial results, awards to our Board of Directors are made on the day of the annual stockholders’ meeting and awards to our employees are made in November and May.
Awards to executive officers may be made only by the Compensation Committee. Other employee awards may be made by either the Compensation Committee or by our Chief Executive Officer pursuant to delegated authority. The Compensation Committee generally makes awards only at Committee meetings and generally does not make awards in trading blackout periods (the prophylactic period encompassing the last three weeks of each fiscal quarter through 48 hours after the earnings for that quarter are announced) unless special circumstances exist, such as a new hire or a contractual commitment. Our Chief Executive Officer may make awards only on the 15th of the month (or the next succeeding business day if the 15th is not a business day), other than in the months of January, April, July and October because the 15th of each of those months falls in a blackout period.

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Compensation Discussion and Analysis

Tax and Accounting Considerations
Tax Considerations. We consider the tax (individual and corporate) consequences of our executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to the chief executive officer and three other most highly compensated executive officers of PTC (other than the chief financial officer) to $1,000,000 unless the compensation is performance-based. Our annual bonuses and performance-based equity awards are provided under shareholder approved plans and are designed to enable deductibility under Section 162(m). Performance-based RSUs are considered performance-based compensation under Section 162(m), while base salary and service-based RSUs are not. Because each executive’s base salary is not more than $1,000,000, any compensation that is not deductible is attributable to vesting of service-based RSUs. For 2013, only the following amounts associated with vesting of service-based RSUs were not deductible under Section 162(m): $1.4 million for Mr. Heppelmann, $0.2 million for Mr. Cohen, $61,303 for Mr. Diouane and $8,275 for Mr. Ranaldi. We believe that the cost associated with these awards in excess of the deductible amount is justified by the incentive and retention value provided by the equity award.
Accounting Considerations. We also consider the stock-based compensation expense associated with equity awards to executives as part of the expense associated with our overall equity compensation program. Under applicable accounting rules, equity awards result in a stock-based compensation charge to PTC. The charge is equal to the fair value of the equity issued and is amortized over the vesting period of the award. For RSUs, fair value is the closing price of our stock on the grant date times the number of RSUs granted. We monitor this expense as we develop our plans and strive to maintain a program that balances the goals of our equity program with the associated expense of the program. For 2013, stock-based compensation expense as a percentage of revenue was below the 40th percentile relative to our peer group.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Donald Grierson, Chairman
Paul Lacy
Robert Schechter
Renato Zambonini

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ASSESSMENT OF RISKS ASSOCIATED WITH OUR COMPENSATION PROGRAMS
We have assessed our compensation plans and programs for all employees, including our executives, to ensure alignment of the various plans and programs with our business plan and to evaluate the potential risks associated with those plans and programs. We have concluded that, although we maintain performance-based incentive plans, our compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on PTC.
We completed an extensive review of our various compensation plans and programs in 2013. This review was undertaken by a cross-functional team of representatives from our Human Resources, Finance, Sales, Services and Global Support functions. They reviewed the structures of the plans and programs, the processes used with respect to those plans and programs, and the controls with respect to those plans and programs. They also validated our compensation mix against the compensation mix in the market. The results of this assessment were shared with the Compensation Committee, which concurred with the conclusions reached. As stated above, we did not identify any policies or practices that create risks reasonably likely to have a material adverse effect on PTC.
The Compensation Committee regularly considers the risks associated with executive compensation and corporate incentive plans when designing such plans. The elements described below with respect to such plans and programs have generally been implemented by or at the direction of the Compensation Committee and were considered by the assessment team and the Committee when assessing the risk associated with our compensation programs:

•	A detailed planning process with executive or Compensation Committee oversight exists for all compensation programs;

•	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which structure is in line with market practices;

•	Substantially all short-term incentive plans and commission plans are cash-based plans, which results in less total compensation being tied solely to stock performance;

•	We set performance goals that we believe are reasonable in light of past performance and market conditions;

•
We use a consistent corporate performance metric (non-GAAP operating margin percent or dollars) for our annual plans from year to year, rather than changing the metric to take advantage of changing market conditions, and use metrics designed to support our long-term financial goals;

•
We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even if the stock price declines so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;

•	We use service-based vesting over three years for our long-term equity awards to ensure our employees’ interests are aligned with those of our shareholders for the long-term performance of PTC;

•
Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;

•	All organizations have a component of their leadership incentive plans tied to overall PTC performance to ensure cross-functional alignment with PTC’s business plan;

•
Our executive stock ownership policy requires our executives to hold certain levels of stock (not options, restricted stock units or restricted stock), which aligns an appropriate portion of their personal wealth to the long-term performance of PTC; and

•	We maintain effective controls and procedures to ensure that amounts are earned and paid in accordance with our plans and programs.

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EXECUTIVE COMPENSATION
The discussion, table and footnotes below describe the total compensation paid for 2013 to our named executive officers (our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers).
As described in “Compensation Discussion and Analysis” above and reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation.
Cash Compensation. We paid these executives a base salary and a cash (non-equity) incentive plan bonus. We did not pay any discretionary cash bonuses to these executives.
Equity Compensation. We made annual equity awards to these executives in the form of restricted stock units (RSUs), 60% of which vest based on service and 40% of which are performance-based. (For 2011 and 2012, and again for 2014, this split was 50/50.)
Other Forms of Compensation. We do not provide these executives with pensions or the ability to defer compensation or significant perquisites. Amounts shown in the “All Other Compensation” column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan and, for Mr. Diouane, the relocation and other expenses described.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)		Total ($)
James Heppelmann	2013	$750,000	$4,749,990		$1,000,000	$7,650		$6,507,640
President and Chief Executive Officer	2012	$750,000	$5,174,966		$977,300	$7,500		$6,909,766
	2011	$750,000	$10,557,112	(3)	$984,340	$7,350		$12,298,802	(3)
Jeffrey Glidden	2013	$415,000	$1,874,978		$300,000	$7,650		$2,597,628
Executive Vice President, Chief Financial Officer	2012	$415,000	$2,249,975		$293,100	$7,500		$2,965,575
	2011	$415,000	$ --		$293,340	$7,350		$715,690
Barry Cohen	2013	$415,000	$1,874,978		$300,000	$ --		$2,589,978
Executive Vice President, Strategy	2012	$415,000	$2,249,975		$293,100	$ --		$2,958,075
	2011	$415,000	$1,539,956		$293,340	$ --		$2,248,296
Marc Diouane	2013	$400,000	$1,349,990		$300,000	$15,131	(4)	$2,065,131
Executive Vice President, Global Services & Partners	2012	$400,000	$1,513,572		$293,100	$5,088		$2,211,760
	2011	$350,000	$1,390,003		$294,135	$154,249	(4)	$2,188,387
Robert Ranaldi(5)	2013	$400,000	$1,349,990		$300,000	$7,650		$2,057,640
Executive Vice President, Worldwide Sales

(1)
Aggregate grant date fair value of awards. The grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our stock on the NASDAQ Global Select Market on the grant date. The grant date fair values of performance-based RSUs included in the table are the maximum amounts that can be earned under those awards, which amounts are the amounts recorded by us under the accounting rules at the time of grant and are disclosed in the “Grant Date Fair Value of Stock Awards” column in the “Grants of Plan-Based Awards” table. Assumptions made in the valuation of these awards are described in Note K to our financial statements for the fiscal year ended September 30, 2013.

(2)	Amounts shown are matching contributions under PTC’s 401(k) Savings Plan, plus, for Mr. Diouane, the items described in footnote 4.

(3)
“Stock Awards” for 2011 includes a one-time performance-based grant made upon his promotion to President and Chief Executive Officer on October 1, 2010. It was valued at approximately $7 million on the date of grant and must be earned based on PTC’s achievement of established performance criteria over the periods ending September 30, 2013, 2014 and 2015. One-third of the award vested in November 2013 based on achievement of the performance criteria, one-third is eligible to vest in November 2014 and one-third (plus any portion of the award not earned in 2014) is eligible to vest in November 2015.

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Executive Compensation

(4)
Amount in 2013 is for $8,308 of matching contributions under PTC’s 401(k) Savings Plan and $6,823 for reimbursement of certain medical expenses associated with non-U.S. service. Amount in 2011 is for relocation expenses of $112,370 paid in connection with his relocation to the United States from Europe upon his promotion to Executive Vice President, Global Services and Partners, tax gross-up reimbursement of $25,648 associated with such relocation expenses, a car allowance of $14,244, and $1,987 of matching contributions under PTC’s 401(k) Savings Plan.

(5)	Mr. Ranaldi was not a named executive officer for 2012 or 2011.
Grants of Plan-Based Awards
We tie a substantial portion of our executives’ compensation to PTC’s performance through plan-based awards. For 2013, these awards consisted of:

•	an annual cash bonus plan,

•	performance-based RSUs that vest to the extent earned over three years, and

•	service-based RSUs that vest over three years.
We describe our compensation decisions for 2013, including the rationale for these awards and the performance measures, more fully in “Compensation Discussion and Analysis” above.
Annual Incentive Plan
The amounts shown in the table below under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” are for our annual cash bonus plan.
Each of the awards under the 2013 Executive Incentive Plan could be earned as follows:

•	50% of the award would be earned based on PTC’s achievement of 2% non-GAAP operating margin percent growth in 2013; and

•
up to an additional 50% of the award could be earned based on achievement of non-GAAP operating margin percent growth between 2% and 10% in 2013, with the full amount being earned if 10% non-GAAP operating margin percent growth was achieved.

PTC achieved 13.2% non-GAAP operating margin percent growth under the plan for 2013 and these awards were earned in full.
Annual Equity Awards
Our annual equity awards for 2013 consisted of RSUs that are eligible to vest over three years, 40% of which are performance-based and 60% of which are service-based.
Performance-Based Restricted Stock Units.  The performance-based awards are shown in the table below under “Estimated Possible Payouts under Equity Incentive Plan Awards.” Up to 34% of the RSUs granted could be earned in 2013, 33% of the RSUs granted (plus any not earned in 2013) can be earned in 2014, and 33% of the RSUs granted (plus any not earned in 2013 or 2014) can be earned in 2015. Performance criteria for 2013 are described below; performance criteria for 2014 and 2015 require the same incremental increase in non-GAAP operating margin dollars in each year as for 2013 to achieve the target for the year.
The RSUs for 2013 could be earned as follows:

•	25% of the RSUs would be earned based on PTC’s achievement of $259.1 million non-GAAP operating margin dollars in 2013, with no RSUs being earned for performance below this Threshold;

•	up to an additional 25% of the RSUs could be earned based on achievement of non-GAAP operating margin dollars between $259.1 million and $266.5 million in 2013; and

•
up to an additional 50% of the RSUs could be earned for achievement of non-GAAP operating margin dollars between $266.5 million and $296.1 million, with the full amount being earned upon achievement of $296.1 million non-GAAP operating margin dollars.

PTC achieved $287.4 million non-GAAP operating margin dollars under the plan for 2013; accordingly, only 85.4% of the RSUs eligible to be earned for 2013 were earned as discussed in “Compensation Discussion and Analysis” above and in the footnotes to the Grants of Plan-Based Awards table below. The RSUs earned vested in November 2013.

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Executive Compensation

Service-based Restricted Stock Units. The awards shown in the table below under “All Other Stock Awards” are service-based restricted stock units. These RSUs vest in three substantially equal installments, the first of which vested in November 2013, and the remainder of which vest in November 2014 and November 2015 if the executive remains employed by us on the vest date.

Grants of Plan-Based Awards in 2013
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

James Heppelmann	11/5/2012	(2)				22,598	90,391	90,391		$1,899,992
President and Chief	11/5/2012	(3)							135,587	$2,849,998
Executive Officer	11/5/2012	(4)	$500,000	$1,000,000	$1,000,000

Jeffrey Glidden	11/5/2012	(2)				8,920	35,680	35,680		$749,983
Executive Vice President,	11/5/2012	(3)							53,521	$1,124,995
Chief Financial Officer	11/5/2012	(4)	$150,000	$300,000	$300,000

Barry Cohen	11/5/2012	(2)				8,920	35,680	35,680		$749,983
Executive Vice President,	11/5/2012	(3)							53,521	$1,124,995
Strategy	11/5/2012	(4)	$150,000	$300,000	$300,000

Marc Diouane	11/5/2012	(2)				6,423	25,690	25,690		$539,996
Executive Vice President,	11/5/2012	(3)							38,535	$809,994
Global Services and Partners	11/5/2012	(4)	$150,000	$300,000	$300,000

Robert Ranaldi	11/5/2012	(2)				6,423	25,690	25,690		$539,996
Executive Vice President,	11/5/2012	(3)							38,535	$809,994
Worldwide Sales	11/5/2012	(4)	$150,000	$300,000	$300,000
(1) Aggregate grant date fair value calculated by multiplying the number of RSUs granted by the closing price of a share of our common stock on the NASDAQ Global Select Market on the grant date. For performance-based awards, the value determined at the grant date assumes that the award will be earned in full. The closing price on November 5, 2012 was $21.0197.
(2) Performance-based restricted stock units eligible to vest over three years to the extent the performance-based criteria are met for each of 2013, 2014 and 2015, with catch-up of amounts not earned in a year eligible to be earned in the next. Only 34% of the RSUs granted could be earned for 2013 (FY13 RSUs). The performance criteria were met in part for 2013 and 85.4% of the FY13 RSUs were earned, as follows: Mr. Heppelmann, 26,245 RSUs, Mr. Glidden, 10,360 RSUs, Mr. Cohen, 10,360 RSUs, Mr. Diouane, 7,460 RSUs, and Mr. Ranaldi, 7,460 RSUs. The RSUs earned vested on November 15, 2013.
(3) Service-based restricted stock units. One third of these RSUs vested on November 15, 2013 and the remaining two-thirds will vest in substantially equal installments on November 15, 2014 and November 15, 2015.
(4) Awards under our annual cash incentive plan. These awards were earned in full.

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Executive Compensation

Outstanding Equity Awards at Fiscal Year-End
The following table shows the equity awards held by each named executive officer as of September 30, 2013. The equity awards in the table are restricted stock units granted in 2010 through 2013. No options were outstanding.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
				Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

James Heppelmann President and Chief Executive Officer
	26,255	(4)	$747,217	360,082	(7)	$10,247,934
	57,963	(5)	$1,649,627	86,945	(9)	$2,474,455
	26,255	(6)	$747,217	90,391	(11)	$2,572,528
	56,647	(8)	$1,612,174
	135,587	(10)	$3,858,806

Jeffrey Glidden Executive Vice President, Chief Financial Officer
	25,201	(5)	$717,220	37,802	(9)	$1,075,845
	24,628	(8)	$700,913	35,680	(11)	$1,015,453
	53,521	(10)	$1,523,208
	13,164	(12)	$374,647
	13,164	(13)	$374,647

Barry Cohen Executive Vice President, Strategy
	11,366	(4)	$323,476	37,802	(9)	$1,075,845
	25,201	(5)	$717,220	35,680	(11)	$1,015,453
	11,366	(6)	$323,476
	24,628	(8)	$700,913
	53,521	(10)	$1,523,208

Marc Diouane Executive Vice President, Global Services and Partners
	6,468	(4)	$184,079	21,421	(9)	$609,642
	14,280	(5)	$406,409	25,690	(11)	$731,137
	6,468	(6)	$184,079	3,780	(17)	$107,579
	13,956	(8)	$397,188
	38,535	(10)	$1,096,706
	8,573	(14)	$243,988
	2,462	(15)	$70,069
	2,520	(16)	$71,719

Robert Ranaldi Executive Vice President, Worldwide Sales
	2,853	(4)	$81,196	25,201	(9)	$717,220
	16,800	(5)	$478,128	25,690	(11)	$731,137
	16,418	(8)	$467,256
	38,535	(10)	$1,096,706
	2,853	(18)	$81,196
	3,653	(19)	$103,964
	3,653	(20)	$103,964
	6,210	(21)	$176,737

See Footnotes on following page.

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Executive Compensation

Footnotes to Outstanding Equity Awards at Fiscal Year End Table
(1) The unvested restricted stock unit (RSU) awards shown in this column are subject to service-based vesting. Some of these awards were subject initially to performance-based criteria, which were satisfied in whole or in part, and are now subject only to service-based vesting.
(2)    The market value of unvested RSUs was calculated as of September 30, 2013 based on the closing price of a share of our common stock on the NASDAQ Global Select Market on September 30, 2013 of $28.46.
(3)    The unvested RSUs shown in this column are subject to performance-based vesting.
(4)    Service-based RSUs granted on March 9, 2011. These RSUs vested on November 15, 2013.
(5)    Service-based RSUs granted on November 1, 2011. Half of these RSUs vested on November 15, 2013. The remaining RSUs will vest on November 15, 2014.
(6)    Performance-based RSUs granted on November 3, 2010 subject to subsequent service-based vesting. These RSUs vested on November 15, 2013.
(7)    Performance-based RSUs granted on October 1, 2010 that may be earned only to the extent the established performance criteria are met. The performance criteria for the first period were met and 120,028 RSUs vested on November 15, 2013. Half of the remaining RSUs can be earned for 2014 and all of the remaining RSUs can be earned for 2015. The RSUs earned for a year vest on the later of (i) November 15, 2014 or November 15, 2015, as applicable, and (ii) the date the Compensation Committee determines the extent to which the applicable performance criteria have been met.
(8)    Performance-based RSUs granted on November 1, 2011 subject to subsequent service-based restrictions. Half of these RSUs vested on November 15, 2013. The remaining RSUs will vest on November 15, 2014.
(9)    Performance-based RSUs granted on November 1, 2011 that may be earned only to the extent the established performance criteria are met. Half of the RSUs vested on November 15, 2013. Vesting of the remaining RSUs will occur on the later of November 15, 2014 and the date the Compensation Committee determines the extent to which the performance criteria have been achieved.
(10)    Service-based RSUs granted on November 5, 2012 that vest in three substantially equal annual installments on each of November 15, 2013, November 15, 2014 and November 15, 2015.
(11)    Performance-based RSUs granted on November 5, 2012 that may be earned only to the extent the established performance criteria are met. There are three measurement periods and up to 34% of the RSUs could be earned for 2013, up to 33% of the RSUs (plus any not earned for 2013) can be earned for 2014, and up to 33% of the RSUs (plus any not earned for 2013 and 2014) can be earned for 2015. RSUs earned vest on the later of (i) November 15, 2013, November 15, 2014 and November 15, 2015, as applicable, and (ii) the date the Compensation Committee determines the applicable performance criteria have been met. The performance criteria for 2013 were met only in part and 85.4% of the RSUs eligible to vest in 2013 vested on November 15, 2013.
(12)    Service-based RSUs granted on September 27, 2010. These RSUs vested on November 15, 2013.
(13)    Performance-based RSUs granted on September 27, 2010 subject to subsequent service-based vesting. These RSUs vested on November 15, 2013.
(14)    Service-based RSUs granted on October 5, 2010. These RSUs vested on November 15, 2013.
(15)    Performance-based RSUs granted on November 14, 2011. Half of these RSUs vested on November 15, 2013. The remaining RSUs will vest on November 15, 2014.
(16)    Time-based RSUs granted on November 14, 2011 subject to subsequent service-based restrictions. Half of these RSUs vested on November 15, 2013. The remaining RSUs will vest on November 15, 2014.
(17)    Performance-based RSUs granted on November 14, 2011 that may be earned only to the extent the established performance criteria are met. Half of these RSUs vested on November 15, 2013. Vesting of the remaining RSUs will occur on the later of November 15, 2014 and the date the Compensation Committee determines the extent to which the performance criteria have been achieved.
(18)    Service-based RSUs granted on November 3, 2010. These RSUs vested on November 15, 2013.
(19)    Service-based RSUs granted on May 4, 2011. These RSUs vested on November 15, 2013.
(20)    Performance-based RSUs granted on May 4, 2011 subject to subsequent service-based restrictions. These RSUs vested on November 15, 2013.
(21)    Service-based RSUs granted on May 6, 2011. These RSUs vested on November 15, 2013.

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Executive Compensation

Option Exercises and Stock Vested
The following table shows the value realized by executive officers upon option exercises, if any, and vesting of restricted stock units during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
James Heppelmann, President and Chief Executive Officer	119,999	$1,485,875	215,079	$4,133,818
Jeffrey Glidden, Executive Vice President, Chief Financial Officer	—	—	51,246	$984,948
Barry Cohen, Executive Vice President, Strategy	119,999	$1,715,278	100,140	$1,924,691
Marc Diouane, Executive Vice President, Global Services & Partners	--	$ --	49,086	$943,433
Robert Ranaldi, Executive Vice President, Worldwide Sales	--	$ --	43,511	$836,281

(1)
The table below shows the dates the options exercised in fiscal 2013 were granted, the option exercise price, the dates on which they were exercised, the number of shares of each grant exercised and the per share values on exercise date for each executive.

Name	Option Grant Date	Option Exercise Price	Exercise Date	Shares Exercised	Exercise Date per Share Value	Value Realized on Exercise
James Heppelmann	3/3/2004	$11.4750	11/5/2012	8,714	$21.0200	$83,173
	3/3/2004	$11.4750	11/5/2012	21,286	$21.0200	$203,168
	3/3/2004	$11.4750	2/1/2013	30,000	$23.5500	$362,250
	3/3/2004	$11.4750	5/1/2013	30,000	$23.1300	$349,650
	3/3/2004	$11.4750	8/1/2013	29,999	$27.7300	$487,634

Barry Cohen	3/3/2004	$11.4750	1/29/2013	4,357	$23.5000	$52,393
	3/3/2004	$11.4750	1/29/2013	42,190	$23.5000	$507,335
	3/3/2004	$11.4750	1/31/2013	13,453	$23.1800	$157,467
	3/3/2004	$11.4750	8/13/2013	4,357	$28.1100	$72,479
	3/3/2004	$11.4750	8/13/2013	55,642	$28.1100	$925,605

(2)
The table below shows the dates the RSUs that vested in fiscal 2013 were granted, the dates on which they vested, the per share values on those dates, and the number of shares of each grant that vested for each executive.

(3)

Grant Date	Grant Date per Share Value	Vest Date	Vest Date per Share Value	James Heppelmann	Jeffrey Glidden	Barry Cohen	Marc Diouane	Robert Ranaldi
11/3/2009	$15.20	11/15/2012	$19.22	105,261	--	52,490	10,964	7,675
9/27/2010	$18.99	11/15/2012	$19.22	--	26,330	--	--	--
10/5/2010	$19.97	11/15/2012	$19.22	--	--	--	8,573	--
11/3/2010	$21.90	11/15/2012	$19.22	26,256	--	11,367	6,469	2,854
3/9/2011	$23.26	11/15/2012	$19.22	26,256	--	11,367	6,469	2,854
5/4/2011	$22.81	11/15/2012	$19.22	--	--	--	--	7,306
5/6/2011	$22.73	11/15/2012	$19.22	--	--	--	--	6,211
11/1/2011	$19.84	11/15/2012	$19.22	57,306	24,916	24,916	14,119	16,611
11/14/2011	$21.04	11/15/2012	$19.22	--	--	--	2,492	--
				215,079	51,246	100,140	49,086	43,511

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Executive Compensation

Potential Payments upon Termination or Change in Control
We have agreements with our executive officers that provide the benefits described below in connection with certain terminations or a change in control of PTC. We describe our reasons for providing these benefits in “COMPENSATION DISCUSSION AND ANALYSIS — Severance and Change in Control Arrangements” on page 27.
To receive the payments and benefits described below, the executive must execute a release of claims against PTC. The executive also must continue to comply with the material terms of his agreement and the terms of his Non-Disclosure, Non-Competition and Invention Agreement with PTC, which remains in effect after his termination of employment for two years for Mr. Heppelmann and one year for each of the other executives with respect to the non-competition and non-solicitation provisions and indefinitely with respect to the other provisions.
Agreement with Mr. Heppelmann, President and Chief Executive Officer
Termination without Cause
If we terminate Mr. Heppelmann’s employment without cause other than in connection with a change in control, he will be entitled to:

•	payment of his base salary over the two years following such event, paid at the highest rate in effect during the six months preceding such event,

•	payment of an amount equal to two times the average annual bonuses paid to him for the two fiscal years preceding the year in which the termination occurs, paid over two years, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such event.
Change in Control
Equity. Effective upon a change in control of PTC:

•	all performance criteria applicable to any equity award held by Mr. Heppelmann will be deemed to have been met in full, and

•
the vesting schedule applicable to any equity award held by Mr. Heppelmann will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full).

These provisions are not applicable to any equity interests issued in connection with PTC’s annual incentive plan or other short-term incentive plans (“bonus equity”) or to any equity award specifically excluded from these provisions.
Annual Incentive Award/Annual Bonus Equity. In addition, upon a change in control, for any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and Mr. Heppelmann will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by him will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control
If within the two years following a change in control (or within the prior six months in certain circumstances) Mr. Heppelmann is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), Mr. Heppelmann will be entitled to:

•	a lump sum payment equal to three times his highest base salary in effect for the six months preceding such termination,

•	a lump sum payment equal to three times his highest annual target bonus in effect for the year in which the change in control occurred or after the change in control,

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such event,

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Executive Compensation

•	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him), and

•	the option exercise period for each stock option held by him will be extended until the earlier of the second anniversary of his termination of employment or the original term of such option.
No Gross-Up Payment. Mr. Heppelmann is not under any circumstances entitled to a gross-up payment for any excise taxes to which he may be subject if any of the above payments and benefits are considered to be “parachute payments.”
Death or Disability
If Mr. Heppelmann’s employment terminates by reason of his death or disability:

•	all performance criteria applicable to all equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.
These provisions are not applicable to any bonus equity held by him, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.
Agreements with Mr. Cohen, Mr. Glidden, Mr. DiBona and Mr. Diouane
Termination without Cause
If we terminate any of these executives’ employment without cause, the executive will be entitled to:

•	a lump sum payment in an amount equal to his highest annual salary (excluding bonuses) in effect during the six months immediately preceding the termination date, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to one year following such termination.
Change in Control
Equity. Effective upon a change in control of PTC:

•	all performance criteria applicable to any equity award held by the executive will be deemed to have been met in full, and

•
the vesting schedule applicable to any equity award held by the executive, including restricted stock, will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full).

These provisions are not applicable to any bonus equity held by the executive.
Annual Cash Incentive/Bonus Equity. In addition, upon a change in control, with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and each executive will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by the executive will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control
If within the two years following a change in control the executive is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), the executive will be entitled to:

•	the benefits he would have received if his employment was terminated without cause as described above,

•	a lump sum payment equal to his highest annual target bonus in effect for the year in which the change in control occurred or after the change in control, and

•	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him).

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Executive Compensation

No Gross-Up Payment. None of these executives is entitled under any circumstances to a gross-up payment for any excise taxes to which he may be subject if any of the above payments or benefits are considered to be “parachute payments.”
Termination upon Death or Disability
If the executive’s employment terminates due to his death or disability:

•	all performance criteria applicable to any equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.
These provisions are not applicable to any bonus equity held by the executive, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.
Tabular Presentation of Benefits Provided
The table below shows the benefits that would have been provided under the agreements described above had a change in control and/or termination of each executive’s employment occurred on September 30, 2013.

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Executive Compensation

Potential Payments on Termination or Change in Control
	Circumstances of Termination or Event
Name	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control		Termination without Cause or Resignation for Good Reason within 2 Years following a Change in Control		Disability or Death
James Heppelmann
President & Chief Executive Officer
Base Salary	$1,500,000	$ —	$ —		$2,250,000		$ —
Bonus	1,977,300	—	—		3,000,000		—
Pro-Rated Bonus	—	—	1,000,000		—		—
Accelerated Equity	—	—	12,383,117	(1)(2)	11,526,841	(3)	23,909,958 (3)
Benefits Continuation	89,256	—	—		89,256		—

Total	$3,566,556	$ —	$13,383,117		$16,866,097		$23,909,958
Jeffrey Glidden
Executive Vice President, Chief Financial Officer
Base Salary	$415,000	$ —	$ —		$415,000		$ —
Bonus	—	—	—		300,000		—
Pro-Rated Bonus	—	—	300,000		—		—
Accelerated Equity	—	—	842,814	(1)	4,939,119	(3)	5,781,934 (3)
Benefits Continuation	62,455	—	—		62,455		—

Total	$477,455	$ —	$1,142,814		$5,716,574		$5,781,934
Barry Cohen
Executive Vice President, Strategy
Base Salary	$415,000	$ —	$ —		$415,000		$ —
Bonus	—	—	—		300,000		—
Pro-Rated Bonus	—	—	300,000		—		—
Accelerated Equity	—	—	842,814	(1)	4,836,777	(3)	5,679,591 (3)
Benefits Continuation	85,478	—	—		85,478		—

Total	$500,478	$ —	$1,142,814		$5,637,255		$5,679,591
Marc Diouane
Executive Vice President, Global Services and Partners
Base Salary	$400,000	$ —	$ —		$400,000		$ —
Bonus	—	—	—		300,000		—
Pro-Rated Bonus	—	—	300,000		—		—
Accelerated Equity	—	—	606,824	(1)	3,495,770	(3)	4,102,594 (3)
Benefits Continuation	32,940	—	—		32,940		—

Total	$432,940	$ —	$906,824		$4,228,710		$4,102,594
Robert Ranaldi
Executive Vice President, Worldwide Sales
Base Salary	$400,000	$ —	$ —		$400,000		$ —
Bonus	—	—	—		300,000		—
Pro-Rated Bonus	—	—	300,000		—		—
Accelerated Equity	—	—	606,824	(1)	3,430,682	(3)	4,037,506 (3)
Benefits Continuation	37,046	—	—		37,046		—

Total	$437,046	$ —	$906,824		$4,167,728		$4,037,506

(1)
Value of unvested restricted stock units that would have vested from and after the second anniversary of the change in control that accelerate and become fully vested, based on a closing stock price of $28.46 on September 30, 2013.

(2)	Includes 100% of the promotion award granted October 1, 2010 that is not subject to the Change in Control provisions of his executive agreement.

(3)	Value of unvested restricted stock units that accelerate and become fully vested based on a closing stock price of $28.46 on September 30, 2013.

PTC Inc. Proxy Statement        Page | 40

PROPOSAL 3: ADVISORY VOTE TO CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014
We are asking stockholders to confirm the Audit Committee’s selection of PricewaterhouseCoopers LLP, a registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2014.
Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and although this vote will not be binding on PTC, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.
The Board of Directors recommends that you vote FOR the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.
Engagement of Independent Auditor and Approval of Professional Services and Fees
The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future. The policy, which is reviewed and re-adopted at least annually by the Audit Committee:

•
approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that engaging the auditor for such services would not be likely to impair the independent auditor’s independence from PTC;

•	requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;

•	prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and

•
sets an aggregate expenditure limitation on fees for approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.
The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards. The Committee considers:

•	whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;

•	whether the independent auditor would be functioning in the role of management or in an advocacy role;

•	whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;

•
whether performance of the service by the independent auditor would increase efficiency because of the auditor’s familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and

•
whether the amount of fees involved, or the proportion of the total fees payable for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

PTC Inc. Proxy Statement        Page | 41

Proposal 3: Advisory Vote to Confirm the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2014

PricewaterhouseCoopers LLP Professional Services and Fees
The table below shows the fees we paid for professional services rendered by PricewaterhouseCoopers LLP, during 2013 and 2012. All of the fees disclosed below were pre-approved by the Audit Committee in accordance with the policy described above.

Type of Professional Service Fees	Fiscal 2013	Fiscal 2012
Audit Fees	$ 3,886,500	$3,497,800
Audit-Related Fees(1)	$ 747,800	$390,000
Tax Fees(2)	$ 2,390,800	$1,838,800
All Other Fees(3)	$ 1,800	$1,800

(1)	Consists principally of fees for services related to financial due diligence associated with acquisition targets and consultations concerning financial accounting and reporting standards.

(2)
Consists principally of fees related to tax compliance, tax planning and tax advice services and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

Type of Tax Service	Fiscal 2013	Fiscal 2012
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$567,300	$356,900
Tax compliance services related to PTC’s expatriate employees	713,100	725,000
Other tax services including tax planning and advice services and assistance with tax audits	1,110,400	756,900
Total	$2,390,800	$1,838,800

(3)	Consists of accounting research software.

 Report of the Audit Committee
The Audit Committee:

•	reviewed and discussed the audited financial statements for 2013 with management and with PricewaterhouseCoopers LLP;

•
discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
discussed with PricewaterhouseCoopers LLP its independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•	considered whether the independent auditor’s provision of the non-audit related services to PTC, which are described above, is compatible with maintaining independence.
Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2013 for filing with the Securities and Exchange Commission.
Audit Committee
Robert Schechter, Chairman
Thomas Bogan
Paul Lacy
Attendance at Annual Meeting
Representatives of PricewaterhouseCoopers LLP are not expected to be present at our Annual Meeting.

PTC Inc. Proxy Statement        Page | 42

PROPOSAL 4: APPROVE AN AMENDMENT TO OUR BY-LAWS REQUIRING CERTAIN STOCKHOLDER LAWSUITS TO BE TRIED IN MASSACHUSETTS

We are seeking stockholder approval to amend our By-Laws to designate Massachusetts courts as the exclusive forum for the resolution of most intra-corporate stockholder disputes. This would apply to any derivative action or proceeding brought on behalf of PTC, any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of PTC to PTC or PTC’s stockholders, any action asserting a claim against PTC or any director or officer or other employee of PTC arising pursuant to any provision of the Massachusetts Business Corporation Act or PTC’s Articles of Organization or By-Laws, or any action asserting a claim against PTC or any director or officer or other employee of PTC governed by the internal affairs doctrine. The text of the proposed amendment, which would become effective immediately upon approval, is set forth in Appendix B.
The amendment is intended to avoid subjecting PTC to the expense and other burdens of multiple lawsuits in separate jurisdictions on matters governed by the corporate law of Massachusetts, our state of incorporation or “domicile.” The type of lawsuits covered by the proposed By-Law are most often brought in a representative capacity, i.e., by one stockholder on behalf of all or most stockholders or, in the case of derivative suits, on behalf of PTC itself. Thus, it is possible – and becoming common – for lawyers to file multiple suits for the same claims on behalf of the same parties. This provides no benefit to stockholders generally. Moreover, addressing multiple lawsuits in multiple jurisdictions is unnecessarily distracting to our management and costly, which could be harmful to stockholders. Our ability to require such actions to be brought only in our domicile would have several important benefits for PTC and our stockholders. By having intra-corporate disputes resolved in a Massachusetts court, PTC and our stockholders can avoid costly duplicative litigation, the risk that Massachusetts law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. The Massachusetts courts have experienced jurists well versed in Massachusetts law. Further, the specialized Massachusetts Business Litigation Session is typically able to resolve corporate disputes on an accelerated schedule, limiting the time, cost and uncertainty of protracted litigation. For these reasons, we believe that requiring the types of suits listed above to be tried in Massachusetts will usually be in the best interest of PTC and our stockholders.
The proposed By-Law regulates where such a suit may be filed, but it has no impact on whether it may be filed or the kind of remedy a stockholder may obtain on behalf of PTC or the other stockholders. Accordingly, it does not deprive stockholders of legitimate claims; rather, it tries to prevent PTC from being forced to waste corporate assets defending against duplicative suits and to encourage consistent, correct outcomes.
We are aware that certain proxy advisors, and even some institutional investors, take the view that they will not support an exclusive forum clause such as our proposed By-Law unless the company can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. We believe this position fails to adequately take into account the prevalence of such litigation generally and the recent increase in shareholder litigation over proxy statement disclosures that threaten to delay or prevent a stockholder meeting at significant cost to the company. These cases have typically been filed in a state, or in multiple states by multiple lawyers, other than the company’s domicile, thus requiring a court, or courts, less familiar with the laws of the domicile to interpret and apply those laws, and to do so under a very tight timeframe. While PTC has not yet suffered such harm, we wish to act to prevent it.
Although exclusive forum provisions such as we propose are becoming increasingly common, we cannot be sure that a court in another state would be willing to enforce the provision and transfer any covered proceeding to Massachusetts. However, we believe that if our stockholders have approved the proposed By-Law, a court would be more likely to enforce it. Accordingly, our Board of Directors recommends that you vote FOR approval of the proposed By-Law.

PTC Inc. Proxy Statement        Page | 43

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP
Stockholders That Own at Least 5% of PTC
The following table shows all persons we believe to be beneficial owners of at least 5% of PTC common stock as of November 30, 2013. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

Stockholder	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Ameriprise Financial, Inc.(3)	10,460,520(3)	8.75%
Columbia Management Investment Advisers, LLC c/o Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474

BlackRock, Inc.(4)	10,170,214(4)	8.51%
40 East 52nd Street New York, NY 10022

Goldman Sachs Asset Management, L.P.(5)	7,858,618(5)	6.58%
GS Investment Strategies, LLC 200 West Street New York, NY 10282

Cramer Rosenthal McGlynn, LLC(6)	7,254,830(6)	6.07%
520 Madison Avenue New York, New York 10022

FMR LLC (7)	7,230,148(7)	6.05%
Edward C. Johnson 3d 80 Devonshire Street Boston, MA 02109

The Vanguard Group(8)	6,785,288(8)	5.68%
100 Vanguard Boulevard Malvern, PA 19355

The footnotes for this table appear below the next table.

Stock Owned by Directors and Officers
The following table shows the PTC common stock beneficially owned by PTC’s current directors and named executive officers, as well as all current directors and executive officers as a group, as of November 30, 2013.

Number of Shares Beneficially Owned(1)(9)	Percentage of Common Stock Outstanding(2)
Thomas Bogan	24,985.02%
Janice Chaffin	—	—
Donald Grierson	77,909.07%
Paul Lacy	46,979.04%
Michael Porter(10)	210,579.18%
Robert Schechter	50,147.04%
Renato Zambonini	37,205.03%

PTC Inc. Proxy Statement        Page | 44

Information About PTC Common Stock Ownership

	Number of Shares Beneficially Owned(1)(9)	Percentage of Common Stock Outstanding(2)
James Heppelmann	519,924.44%
Jeffrey Glidden	109,403.09%
Barry Cohen	152,452.13%
Marc Diouane	61,925.05%
Robert Ranaldi	51,872.04%
All directors, nominees for director, and current executive officers as a group (14 persons)	1,474,240	1.23%

(1)
Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)
For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 119,501,054 shares outstanding as of November 30, 2013 and any shares subject to options or RSUs held by the person that are exercisable or that vest, as applicable, on or before January 30, 2014.

(3)
As reported on Schedule 13G filed February 13, 2013, Ameriprise Financial, Inc. (“Ameriprise”) is the holding company of Columbia Management Investors Advisers, LLC (“Advisers”), a registered investment advisor. Ameriprise and Advisers have shared voting power over 1,837,806 of the shares reported, no voting power over 8,622,714 of the shares reported and shared dispositive power over all of the shares reported.

(4)	As reported on Schedule 13G filed February 1, 2013, BlackRock, Inc. is a parent holding company that has beneficial ownership of the shares reported through its investment advisor subsidiaries.

(5)
As reported on Schedule 13G filed February 14, 2013, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (together, “GS Asset Management”) are registered investment advisors. GS Asset Management has shared voting power over 7,656,799 of the shares reported, no voting power over 201,819 of the shares reported, and shared dispositive power over all 7,858,618 of the shares reported.

(6)	As reported on Schedule 13G filed February 11, 2013, Cramer Rosenthal McGlynn, LLC is an investment advisor registered with the SEC which shares voting power over 9,600 of such shares.

(7)
As reported on Schedule 13G filed February 14, 2013, Edward C. Johnson 3d is an individual and the Chairman of FMR LLC who may be deemed to control FMR LLC, and FMR LLC is a parent holding company that has beneficial ownership of the shares reported through its ownership of (i) Fidelity Management & Research Company, an investment advisor that beneficially owns 5,567,758 of the shares reported as a result of acting as investment advisor to various investment companies, (ii) Pyramis Global Advisors, LLC (“PGA LLC”), an investment advisor that beneficially owns 4,300 of the shares reported as a result of acting as an investment adviser to institutional accounts, non-U.S. mutual funds or investment companies owning such shares (each of Edward C. Johnson and FMR LLC, through its control of PGA LLC, has sole dispositive power over the 4,300 shares beneficially owned by PGA LLC and sole voting over 2,900 of such shares), and (iii) Pyramis Global Advisors Trust Company (“PGA TC”), a bank that beneficially owns 1,619,090 of the shares reported (each of Edward C. Johnson and FMR LLC, through its control of PGA TC, has sole dispositive power over the 1,619,090 shares beneficially owned by PGA TC and sole voting over 1,456,490 of such shares), and its deemed affiliation with FIL Limited (“FIL”), a qualified institution that beneficially owns 39,000 of the shares reported.

(8)
As reported on Schedule 13G filed February 13, 2013, The Vanguard Group is an investment advisor that has sole voting power over 171,101 of the shares reported, no voting power over 6,614,187 of the shares reported, sole dispositive power over 6,620,787 of the shares reported and shared dispositive power over 164,501 of the shares reported.

(9)	The amounts listed include 10,000 shares of common stock that may be acquired by Mr. Porter on or before January 30, 2014 through the exercise of options.

(10)	10,000 of such shares are held in a margin account.

PTC Inc. Proxy Statement        Page | 45

Information About PTC Common Stock Ownership

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).
Based on our review of all reports filed by our insiders or written representations from insiders that all reportable transactions were reported, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for 2013.

PTC Inc. Proxy Statement        Page | 46

STOCK PERFORMANCE GRAPH

The Stock Performance Graph below compares the cumulative stockholder return on our common stock from September 30, 2008 to September 30, 2013 with the cumulative return over the same period of:

•	the S&P 500 Index,

•	the NASDAQ Composite Index, and

•	the NASDAQ Computer & Data Processing Index.
The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 2008 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock.
The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

	9/30/2008	9/30/2009	9/30/2010	9/30/2011	9/30/2012	9/30/2013

PTC Inc.	100.00	75.11	106.20	83.59	118.32	154.67
S&P 500	100.00	93.09	102.55	103.72	135.05	161.17
NASDAQ Composite	100.00	103.88	116.92	120.48	158.10	196.00
NASDAQ Computer & Data Processing	100.00	103.57	109.01	111.15	141.76	179.06

PTC Inc. Proxy Statement        Page | 47

TRANSACTIONS WITH RELATED PERSONS
Review of Transactions with Related Persons
We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own 5% or more of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction exceeding a specified threshold and will consider:

•	if the transaction has an appropriate business purpose,

•	if the terms of the transaction are not less favorable to PTC than those that could be obtained from an unrelated third party,

•	if it is necessary or desirable for PTC to enter into the transaction at that time,

•	if the amount of consideration to be paid or received by PTC is appropriate, and

•	if entering into the transaction with the related person rather than an independent third party is desirable.
All related person transactions described below were reviewed and approved by the Audit Committee in accordance with such policy.
Transactions with Related Persons
Professor Porter, one of our directors, consults with our executives on strategic matters and participates in executive events sponsored by us for existing and potential customers. These services were delivered under an agreement we entered into with him in November 2011 (the "2011 Agreement") that expired on November 15, 2013. We entered into a new agreement with him on November 27, 2013 (the "2013 Agreement"). Under the 2011 Agreement, in consideration of the strategic consulting services provided under that agreement, we granted him 9,402 shares of restricted stock on November 15, 2011 (worth approximately $200,000 based on the grant date fair value of the shares), 4,701 of which vested on each of November 15, 2012 and November 15, 2013. He was also paid $30,000 for each executive event in which he participated, up to a maximum of $240,000 over the term of the agreement. We paid $30,000 of such fees in 2013. Under the 2013 agreement, in consideration for the strategic consulting services, we granted him 6,213 restricted stock units (worth approximately $200,000 on the date of grant), 3,107 of which vest on November 15, 2014 and 3,106 of which vest on the earlier of the 2015 Annual Stockholders’ Meeting and March 15, 2015. We will also pay him $60,000 for each executive event in which he participates, up to a maximum of $240,000 over the term of the agreement. Unvested RSUs will be forfeited if he terminates the agreement or if we terminate the agreement for cause; unvested RSUs will accelerate and vest upon termination of the agreement by us without cause.
PTC employs Matthew Cohen, the son of Barry Cohen, our Executive Vice President, Strategy, as Divisional Vice President, Global Services, and Howard Heppelmann, the brother of James Heppelmann, our President and Chief Executive Office, as Senior General Manager, SCM Segment. PTC paid Matthew Cohen a salary of $219,325, commissions of $101,364, $6,580 in 401(k) plan match and equity grants valued at $363,785 (based on the grant date fair value of the equity, which equity vests over three years) in 2013. PTC paid Howard Heppelmann a salary of $230,000, bonus of $123,041, $6,900 in 401(k) match and equity grants valued at $162,379 (based on the grant date fair value of the equity, which equity vests over three years) in 2013. The amounts paid were commensurate with those of their peers.

PTC Inc. Proxy Statement        Page | 48

STOCKHOLDER PROPOSALS AND NOMINATIONS
How to Submit a Proposal
If you wish to nominate a person for election as a director or make another proposal for consideration at the 2015 Annual Meeting of Stockholders, you must give written notice to us between September 24, 2014 and October 24, 2014, including the information required by our by-laws. The information required by our by-laws with respect to director nominations is described below.
Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 24, 2014.

Your written proposal must be sent to:	Aaron C. von Staats Secretary PTC Inc. 140 Kendrick Street Needham, Massachusetts 02494
In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.
Information to be Provided in Connection with Director Nominations
If you wish to recommend a person for election as a director, your proposal should include the information described below and a brief statement describing the reasons you believe the person would be an effective director for PTC.
Information about the Director Nominee
You must provide the following information about the director nominee:

•	the name, age, and business and residence addresses of the person,

•
the principal occupation or employment of the person for the past five years, as well as information about any other Board of Directors and board committee on which the person has served during that period,

•	the number of shares of PTC stock, if any, beneficially owned by the person,

•
whether or not the person is currently “independent” from PTC under the independence standards of the NASDAQ Global Select Market and all facts that currently prevent the person from being independent under such standards, if applicable, and

•
any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Information about the Nominating Stockholder
You must provide the following information about yourself:

•	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made,

•
a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed, between the director nominee and you or the beneficial owner of our shares on whose behalf the proposal is made, if any, or any of your or their respective affiliates and associates, and

•	the details of all the following that are held and/or beneficially owned, directly or indirectly, including through any entity, by you and by such beneficial owner, if any:

—	the number of shares of PTC stock,

—
any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to PTC stock or with a

PTC Inc. Proxy Statement        Page | 49

Stockholder Proposals and Nominations

value derived in whole or in part from the value of PTC stock, whether or not such instrument or right is subject to settlement in PTC stock or otherwise (a “derivative instrument”) and any other direct or indirect opportunity of any such person to profit or share in any profit derived from any increase or decrease in the value of PTC stock,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which you or such other beneficial owner, if any, has a right to vote any shares of PTC stock,

—
any short interest in PTC stock (that is, if you directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity to profit or share in any profit derived from any decrease in the value of PTC stock),

—	any rights to dividends on PTC stock that are separated or separable from PTC stock, and

—
any performance-related fees (other than an asset-based fee) that you or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of PTC stock or derivative instruments, if any, as of the date of your notice, including without limitation any such interest held by members of your immediate family sharing the same household.

The Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as a director of PTC.

By Order of the Board of Directors,
AARON C. VON STAATS
Secretary
January 22, 2014
The Board of Directors hopes stockholders will attend the Annual Meeting of Stockholders. Whether or not you plan to attend, we encourage you to vote in advance of the Annual Meeting of Stockholders. Voting promptly will greatly facilitate arrangements for the meeting and your cooperation will be appreciated.

PTC Inc. Proxy Statement        Page | 50

APPENDIX A

RECONCILIATION OF NON-GAAP MEASURES TO GAAP RESULTS

The table below reconciles PTC's GAAP revenue, operating income, net income and earnings per share to the comparable non-GAAP measures discussed in our Annual Report on Form 10-K and within this proxy statement and to the non-GAAP measures used for our performance-based compensation plans. Further detail regarding the GAAP to non-GAAP reconciling items is located in "Management's Discussion and Analysis of Financial condition and Results of Operations - Non-GAAP Measures" on pages 25-27 of our Annual Report on Form 10-K for the year ended September 30, 2013.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Twelve Months Ended September 30, 2013	Twelve Months Ended September 30, 2012
GAAP revenue	$ 1,293,541	$ 1,255,679
Fair value of acquired company's deferred maintenance revenue	3,035	2,485
Non-GAAP revenue (reported)	1,296,576	1,258,164
Revenue from acquisitions	(2,390)	-
Non-GAAP revenue for 2013 performance-based compensation	$ 1,294,186	$ 1,258,164
GAAP operating income	$ 127,324	$ 128,096
Fair value of acquired company's deferred maintenance revenue	3,035	2,485
Stock-based compensation	48,787	51,305
Amortization of acquired intangible assets	45,072	36,122
Acquisition-related charges	9,855	3,833
Restructuring charges	52,197	24,928
Non-GAAP operating income (reported)	$ 286,270	$ 246,769
Operating margin from acquisitions (1)	(710)	-
Business taxes in a foreign jurisdiction	1,881	-
Non-GAAP operating margin for 2013 performance-based compensation	$ 287,441	$ 246,769
GAAP net income (loss)	$ 143,769	$ (35,398)
Fair value of acquired company's deferred maintenance revenue	3,035	2,485
Stock-based compensation	48,787	51,305
Amortization of acquired intangible assets	45,072	36,122
Acquisition-related charges	9,855	3,833
Restructuring charges	52,197	24,928
Non-operating one-time (gains) losses	(5,717)	761
Income tax adjustments	(77,834)	98,827
Non-GAAP net income	$ 219,164	$ 182,863
GAAP diluted earnings (loss) per share	$ 1.19	$ (0.30)
Fair value of deferred maintenance revenue	0.03	0.02
Stock-based compensation	0.40	0.42
Amortization of acquired intangibles	0.37	0.30
Acquisition-related charges	0.08	0.03
Restructuring charges	0.43	0.21
Non-operating one-time (gains) losses	(0.05)	0.01
Income tax adjustments	(0.64)	0.82
Non-GAAP diluted earnings per share (reported)	$ 1.81	$ 1.51
GAAP diluted weighted average shares outstanding	121,240	118,705
Dilutive effect of stock based compensation plans	-	2,293
Non-GAAP diluted weighted average shares outstanding	121,240	120,998
Operating margin impact of non-GAAP adjustments:		
GAAP operating margin	9.8%	10.2%
Fair value of deferred maintenance revenue	0.2%	0.2%
Stock-based compensation	3.8%	4.1%
Amortization of acquired intangibles	3.5%	2.9%
Acquisition-related charges	0.8%	0.3%
Restructuring charges	4.0%	2.0%
Non-GAAP operating margin (reported)	22.1%	19.6%
China Business Tax	0.1%	-
Non-GAAP operating margin for 2013 performance-based compensation	22.2%	19.6%

A-1

APPENDIX B

PROPOSED BY-LAW AMENDMENT

5.9    Forum for Adjudication of Disputes. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the Massachusetts Business Corporation Act or the corporation’s Articles of Organization or By-Laws (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall, in all cases subject to such court’s having personal jurisdiction over the indispensable parties named as defendants, be either the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts or, if such venue is not permissible, another Massachusetts state court located in Suffolk or Norfolk County, or a federal court located in Massachusetts.

B-1